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Table of Contents to the Proxy Statement

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒
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☐	Soliciting Material under Rule 14a-12

CHEMTURA CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Notice of 2016 Annual Meeting and Proxy Statement

1818 Market Street, Suite 3700
Philadelphia, Pennsylvania 19103
April 1, 2016

Dear Shareholders,

I am pleased to invite you to attend Chemtura Corporation's 2016 Annual Meeting of Shareholders. The Annual Meeting will be held on Thursday, May 5, 2016 at 8:30 a.m., EDT, at the Pyramid Club, 1735 Market Street, Philadelphia, PA 19103.

At the Annual Meeting, shareholders will vote on the matters set forth in the accompanying Notice of Annual Meeting and Proxy Statement. In addition, we will discuss our 2015 performance and answer your questions.

This year you are asked to elect our eight directors, to adopt an advisory resolution to approve executive compensation and to ratify the selection of KPMG LLP as our independent registered public accounting firm for 2016. Each of these matters is described in the formal meeting notice and Proxy Statement on the following pages.

Your vote is important. To make it easier for you to vote your shares, you have the choice of voting over the Internet, by telephone or by completing and returning the enclosed proxy card. The proxy card describes your voting options in more detail.

Very Truly Yours,

Craig A. Rogerson
Chairman of the Board, President and Chief Executive Officer

Your vote is important.
Please vote by Internet, telephone or mail as soon as possible.

[Intentionally Left Blank]

Notice of Annual Meeting of Shareholders

1818 Market Street, Suite 3700
Philadelphia, Pennsylvania 19103
April 1, 2016

The Chemtura Corporation 2016 Annual Meeting of Shareholders will be held on Thursday, May 5, 2016 at 8:30 a.m., Eastern Daylight Time, at the Pyramid Club, 1735 Market Street, Philadelphia, PA 19103. Registration will begin at 8:00 a.m.

The items of business are:

■
election of eight directors;

■
an advisory resolution to approve executive compensation;

■
ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2016; and

■
to transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Holders of our common stock of record at the close of business on March 11, 2016 are entitled to vote at the Annual Meeting.

Your vote is important, and we encourage you to vote your shares promptly, whether or not you plan to attend the Annual Meeting. You may vote by Internet, telephone or mail. Please see Frequently Asked Questions beginning on page 2 of the Proxy Statement for more information on how to vote your shares.

By Order of the Board of Directors,

Billie S. Flaherty
Executive Vice President, General Counsel and Secretary

Your vote is important.
Please vote by Internet, telephone or mail as soon as possible.

[Intentionally Left Blank]

Chemtura Corporation

2016 Proxy Statement  |  1

Frequently Asked Questions

How does the Board of Directors recommend that I vote?

The Board recommends that you vote:

■
FOR election of each of the eight director nominees (Proposal No. 1);

■
FOR approval of the advisory resolution on executive compensation (Proposal No. 2); and

■
FOR ratification of the appointment of KPMG LLP for 2016 (Proposal No. 3).

Why is it so important that I vote my shares?

We value the input of our shareholders. Regardless of the number of shares you hold and whether you plan to attend the Annual Meeting, we encourage you to vote your shares as soon as possible to ensure that your vote is recorded promptly.

How may I vote my shares?

■
Beneficial Shareholders.  If you own shares through a broker, bank or other record holder, you are considered the beneficial owner of shares held in "street name." You must instruct the record holder how to vote your shares. Please refer to the materials forwarded by your record holder.

■
Registered Shareholders.  If you own shares registered in your name, you may vote by proxy before the Annual Meeting

■
by Internet at www.proxyvote.com,

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by calling 1-800-690-6903 or

■
by signing and returning a proxy card.

Proxies submitted via the Internet or by telephone must be received by 11:59 p.m., EDT, on May 4, 2016.

May I change or revoke my vote?

■
Beneficial Shareholders.  Beneficial shareholders should contact their broker, bank or other record holder for instructions.

■
Registered Shareholders.  Registered shareholders may change a proxy at any time before its exercise by delivering written notice of revocation to the Corporate Secretary, by delivering another proxy dated later than the original proxy, or by attending the Annual Meeting and voting by ballot.

What vote is required to approve each proposal?

■
Election of Directors (Proposal No. 1):  The nominees for director receiving a majority of the votes cast at the Annual Meeting will be elected directors. "Majority" means that each nominee who receives more votes cast "For" than "Against" their election will be elected director. If any nominee is unable or declines to serve, proxies will be voted for the balance of those named and for such person as is designated by the Board to replace any such nominee. (The Board does not anticipate this will occur.) Abstentions have no effect.
■
Advisory Resolution to Approve Executive Compensation (Proposal No. 2) and Ratification of Selection of Independent Auditor (Proposal No. 3):  Shareholders may vote "For" or "Against" each of these proposals, or may abstain from voting. Our Bylaws require the affirmative vote of the majority of shares present in person or by proxy and entitled to vote at the Annual Meeting for the approval of Proposal Nos. 2 and 3. A shareholder who signs and submits a proxy is "present," so an abstention will have the same effect as a vote "Against" Proposal Nos. 2 and 3.

What are broker non-votes and what effect will they have on each item considered?

If a broker or other financial institution holds your shares in its name and you do not provide voting instructions to it, New York Stock Exchange (NYSE) rules allow that firm to vote your shares only on routine matters. Proposal No. 3, the ratification of the appointment of our independent auditor for 2016, is the only routine matter. For all matters other than Proposal No. 3, you must submit your voting instructions to the firm that holds your shares, if you want your vote to count on such matters. When a firm votes a client's shares on some but not all of the proposals, the missing votes are referred to as "broker non-votes." Broker non-votes will have no effect on Proposal Nos. 1 and 2.

What if I return my proxy but do not vote for all of the proposals?

Shares represented by a properly executed proxy will be voted at the Annual Meeting and, when instructions are given by the shareholder, will be voted in accordance with those instructions. If a proxy is executed and returned but no instructions are given, the shares will be voted according to the recommendations of the Board of Directors.

Who is entitled to vote at the 2016 Annual Meeting?

Holders of Chemtura stock at the close of business on March 11, 2016 are entitled to receive notice of and to vote their shares at the Annual Meeting. On that date, there were 64,635,318 shares of common stock outstanding and eligible to vote. There were 4,131 registered shareholders and approximately 19,356 beneficial shareholders whose shares were held in "street name" through a broker or bank.

A list of shareholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and will also be available for ten business days prior to the Annual Meeting between the hours of 9:00 a.m.and 5:00 p.m., EDT, at the Office of the Corporate Secretary, Chemtura Corporation, 199 Benson Road, Middlebury, CT 06749. A shareholder may examine the list for any legally valid purpose related to the Annual Meeting.

Each share of Chemtura stock entitles the holder to one vote on each proposal.

How many votes must be present in order to hold the Annual Meeting?

A quorum must be present in order for business to be conducted at the Annual Meeting. A quorum consists of the holders of one-third of the outstanding shares of stock entitled to vote at the meeting. Shares of Chemtura stock present in person or by duly authorized proxy (including any abstentions and broker non-votes) will be counted for the purpose of establishing a quorum at the meeting.

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Are there any other items of business that will be addressed at the Annual Meeting?

The Board is not aware of any business that may properly be brought before the Annual Meeting other than those matters described in this Proxy Statement. If any matters other than those shown on the proxy card are properly brought before the Annual Meeting, the proxy card gives discretionary authority to the persons named on the proxy card to vote the shares in their best judgment.

What procedures must I follow in order to attend the Annual Meeting in person?

Attendance and voting at the Annual Meeting is limited to shareholders of record at the close of business on March 11, 2016.

■
Beneficial Shareholders.  If you are a beneficial shareholder, when you arrive at the Annual Meeting, please register at the table location for beneficial shareholders. To be admitted to the Annual Meeting, beneficial shareholders must bring an account statement or letter from their broker or bank showing that they owned Chemtura stock as of March 11, 2016 and a valid photo identification. In order to vote at the meeting, beneficial shareholders must also bring legal proxies, which they can obtain only from their broker or bank. Please contact your broker or bank directly for specific information on how to obtain a legal proxy.

■
Registered Shareholders.  If you are a registered shareholder, when you arrive at the Annual Meeting please register at the table location for registered shareholders and provide a business card and a valid photo identification.

Cameras, recording devices, cell phones and other electronic devices will not be permitted at the Annual Meeting other than those operated by Chemtura or its designees. All bags, briefcases and packages will need to be checked at the door or will be subject to search.

How can I vote shares acquired through the Chemtura Employee Stock Purchase Plan?

If you participate in the Chemtura Corporation Employee Stock Purchase Plan (the "ESPP") and had shares of our common stock associated with your account on the March 11, 2016 record date, the shares are held in "street name" by Fidelity Stock Plan Services LLC ("Fidelity") and you have full rights as a beneficial shareholder with respect to those shares. Please refer to the response applicable to "Beneficial Shareholders" above relating to voting and attendance at the Annual Meeting and to the associated instructions provided by Fidelity.

How may I obtain a copy of Chemtura's 2015 Annual Report?

Chemtura's 2015 Annual Report, which includes a copy of the Annual Report on Form 10-K for the period ended December 31, 2015 (the "2015 Form 10-K"), was delivered to shareholders with this Proxy Statement. Our Notice of Annual Meeting, Proxy Statement and 2015 Annual Report are also available on the Investors section of our web site at www.chemtura.com and on the SEC's web site at www.sec.gov. Shareholders also may request an additional copy of the 2015 Form 10-K, which we will furnish without charge, by calling 203-573-2153, writing to Daniel Murray, Investor Relations, Chemtura Corporation, 199 Benson Road, Middlebury, CT 06749, or e-mailing a request to investors@ chemtura.com.

May I receive my proxy materials electronically in the future?

Instead of receiving paper copies of our Annual Report and Proxy Statement in the mail, registered shareholders can elect to receive these communications electronically. For additional information and to elect this option, please access the web site www.computershare.com/investor. Many brokers and banks also offer electronic delivery of proxy materials to their clients. If you are a beneficial shareholder, you may contact your broker or bank to find out whether this service is available to you. If your broker or bank uses Broadridge Investor Communications Services, you can elect to receive future proxy materials electronically at www.investordelivery.com.

Several shareholders live at my address. Why did we receive only one set of proxy materials?

We deliver only one Annual Report and one Proxy Statement to multiple shareholders at the same address unless we have received contrary instructions. Upon request, we will deliver separate copies to a shareholder at a shared address to which a single copy was delivered. Registered shareholders who wish to change future delivery instructions should contact our Transfer Agent: Computershare Inc., P.O. Box 30170, College Station, TX 77842-3170, www.computershare.com/ investor.

Who pays for this proxy solicitation?

We bear the costs of soliciting proxies. We have hired Morrow & Co., LLC, a proxy solicitation firm, to aid in the solicitation of proxies, for a base fee of $8,500, plus additional expenses of approximately $7,000. Proxies may be solicited by personal interview, mail, telephone, e-mail and other online methods. Morrow & Co., LLC has contacted brokerage houses, other custodians and nominees to ask whether other persons are the beneficial owners of the shares they hold in street name and, if that is the case, will supply additional copies of the proxy materials for distribution to such beneficial owners. We will reimburse such parties for their reasonable expenses in sending proxy materials to the beneficial owners of the shares.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. We will file with the SEC a Current Report on Form 8-K containing the final voting results within four business days of the Annual Meeting or, if final results are not available at that time, within four business days after they become available.

Chemtura Corporation

2016 Proxy Statement  |  3

General Information

This Proxy Statement is issued in connection with the solicitation of proxies by the Board of Directors of Chemtura Corporation for use at the 2016 Annual Meeting of Shareholders and at any adjournment or postponement thereof. We will begin distributing this Proxy Statement, a form of proxy and the 2015 Annual Report on or about April 1, 2016.

Shares represented by a properly executed proxy will be voted in accordance with instructions provided by the shareholder. If you return a signed proxy card but do not provide voting instructions for some or all of the matters to be voted on, your shares will be voted on all uninstructed matters in accordance with the recommendations of the Board of Directors. Please see How does the Board of Directors recommend that I vote? in Frequently Asked Questions above for additional information.

Our corporate headquarters is located at 1818 Market Street, Suite 3700, Philadelphia, PA 19103. Our principal executive offices are located at 1818 Market Street, Suite 3700, Philadelphia, PA 19103 and at 199 Benson Road, Middlebury, CT 06749.

Certain statements in this Proxy Statement, including estimates, projections, statements relating to our business plans, objectives and expected operating results, and the assumptions upon which those statements are based, are "forward-looking statements." Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially. A detailed discussion of considerations related to forward-looking statements appears in the Note About Forward-Looking Statements and the section titled Risk Factors of our 2015 Form 10-K. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Election of Directors	(Proposal No. 1)

At the 2016 Annual Meeting, eight directors are to be elected for a one-year term. Each of the nominees currently serves as a Chemtura director. Each nominee for director receiving a majority vote at the 2016 Annual Meeting (that is, more votes cast "For" than "Against" their election) will be elected director. Each nominee elected as a director will continue in office until the 2017 Annual Meeting and until his or her successor has been duly elected and qualified or until his or her earlier resignation or removal. If any nominee becomes unable to serve, proxies will be voted for the election of such other person as the Board of Directors may designate, unless the Board chooses to reduce the number of directors.

This majority vote standard in uncontested elections of directors reflects an amendment to our certificate of incorporation approved by Shareholders at the 2013 Annual Meeting and a corresponding amendment to our Bylaws adopted by the Board. In addition, the Board amended our Corporate Governance Principles to add a director resignation policy consistent with the majority vote standard. Under the Delaware General Corporation Law, even if an incumbent director does not receive the vote required for re-election, that director will continue to serve as a "holdover director" until a successor is elected and qualified. Our Corporate Governance Principles provide that if an incumbent nominee does not receive more votes cast "For" than "Against" their election, they will submit an irrevocable contingent resignation letter which will be effective upon acceptance by the Board acting upon the advice of the Compensation & Governance Committee (sometimes also referred to as the "Committee"). The Committee and the Board may consider any factors they deem relevant in deciding whether to accept a director's resignation.

The Committee is responsible for, among other things, screening potential director candidates and recommending qualified candidates to the Board for nomination or appointment. When identifying and evaluating candidates, the Committee first determines whether there are any evolving needs of the Board that require expertise in a particular field. While the Committee does not have a specific written policy on the diversity of the Board, the Committee seeks nominees with a broad diversity of experience, professionalism, skills and backgrounds. The Committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow our Board to fulfill its responsibilities.

2016 Proxy Statement

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Our Corporate Governance Principles also require that all director candidates, whether recommended by a shareholder or otherwise, possess the following qualifications:

■
unquestionable personal and professional ethics and integrity;

■
policy-making experience in business, education, technology or government;

■
expertise that is useful to Chemtura and complementary to that of other directors;

■
a willingness to serve on the Board for a period of at least several years and to devote the time required to meet the responsibilities and perform the duties of a director, including attendance at all Board and applicable committee meetings;

■
a commitment to represent the best interests of all shareholders and to objectively appraise the performance of Chemtura and of management; and

■
involvement only in activities that do not create a conflict with the director's responsibilities to Chemtura and its shareholders.

The Committee may retain a third-party search firm to assist the Committee and the Board in locating qualified candidates that meet the needs of the Board at that time. The search firm provides information on a number of candidates, which the Committee reviews and discusses. The Committee, other members of the Board and the Chairman and Chief Executive Officer ("CEO"), interviews potential Board candidates. If the Committee determines that a potential candidate meets the needs of the Board, has the qualifications and meets the independence standards required by the NYSE, it will recommend the nomination or appointment of the candidate to the Board.

The Committee considers qualified candidates recommended by shareholders for Board membership in accordance with the procedures established in our Bylaws. For additional information on shareholder nominations of directors, see Other Matters – Nominations for Individuals to Serve as Director on page 51.

Set forth below is information with respect to the nominees, including their recent employment or principal occupation, a summary of their specific experience, qualifications, attributes or skills that led to the conclusion that they are qualified to serve as a director, the names of other public companies for which they currently serve as a director or have served as a director within the past five years, their period of service as a Chemtura director and their age at March 31, 2016.

Chemtura Corporation

2016 Proxy Statement  |  5

Jeffrey D.
Benjamin

Age 54

Director since 2010

Independent

 Committees
     • Audit
     • C&G (Chair)

Senior Advisor to Cyrus Capital Partners, L.P. Jeffrey D. Benjamin has served as Senior Advisor to Cyrus Capital Partners, L.P., a registered investment adviser, since June 2008. Mr. Benjamin also serves as a consultant to Apollo Management, L.P., a private investment fund, and from September 2002 to June 2008 served as a Senior Advisor to Apollo Management. Mr. Benjamin currently serves as a director (since 2005) and as a member of the audit, compensation, and nominating & corporate governance committees of Exco Resources, Inc., a producer of natural gas and oil, as a director (since 2008) of Caesars Entertainment Corporation, a provider of branded casino entertainment, and as a director (since 2013) and a member of the compensation and finance committees of American Airlines Group, Inc. He also serves as Chairman of the Board of A-Mark Precious Metals, Inc. (where he has been a director since 2013), a full service precious metals trading company and an official distributor for many government mints throughout the world. Within the last five years, Mr. Benjamin was a director of Virgin Media Inc. and Spectrum Group International, Inc. (both publicly-held companies). Mr. Benjamin holds a Master of Science in Management from the Sloan School of Management at MIT, with a concentration in Finance, and has more than 25 years of investment banking and investment management experience.

Qualifications. Mr. Benjamin's 25 years of investment banking and investment management experience provides valuable perspective to our Board on a broad range of corporate finance and capital markets matters and growth strategies.

Timothy J.
Bernlohr

Age 57

Director since 2010

Independent

Lead Director

 Committees
     • Audit
     • C&G

Founder and Managing Member of TJB Management Consulting, LLC. Timothy J. Bernlohr is the founder and managing member of TJB Management Consulting, LLC, which specializes in providing project specific consulting services to businesses in transformation, including restructurings, interim executive management and strategic planning services. He founded the consultancy in 2005. Mr. Bernlohr is the former President and Chief Executive Officer of RBX Industries, Inc., which was a nationally recognized leader in the design, manufacture and marketing of rubber and plastic materials to the automotive, construction, and industrial markets. RBX® was sold to multiple buyers in 2004 and 2005. Prior to joining RBX® in 1997, Mr. Bernlohr spent 16 years in the International and Industry Products division of Armstrong World Industries, where he served in a variety of management positions. Mr. Bernlohr currently serves as a director (since 2006) and as a member of the audit and nominating & governance committees of Atlas Air Worldwide Holdings, Inc., a provider of air cargo and outsourced aircraft operating solutions, as a director (together with its predecessors, since 2011) and member of the compensation and audit committees of WestRock Company, an international manufacturer and marketer of corrugated packaging materials, and as a director (since June 2014) and chairman of the compensation committee of Overseas Shipholding Group, Inc., an international and domestic shipper of crude oil and refined petroleum products (all publicly-held companies). Mr. Bernlohr is also chairman of Champion Home Builders, Inc., chairman of The Manischewitz Company, chairman of Contech Engineered Solutions, and director of other privately-held companies. Within the last five years, Mr. Bernlohr was a director of WCI Steel, Inc., Smurfit-Stone Container Corporation, Ambassadors International Inc., Cash Store Financial Services, Inc. and Aventine Renewable Energy Holdings, Inc. (all publicly-held companies). Mr. Bernlohr is a graduate of Pennsylvania State University.

Qualifications. Mr. Bernlohr's operating experience as a chief executive officer provides our Board with valuable perspective into operations and finance, and his service as a director for other public company boards and committees provides our Board with important insights into matters relating to corporate governance, compensation and strategic initiatives.

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Anna C.
Catalano

Age 56

Director since 2011

Independent

 Committees
     • C&G
     • EH&S

Former Group Vice President, Marketing, BP plc. ("BP"). Anna C. Catalano was Group Vice President, Marketing for BP from 2000 through 2003. Prior to that she held various executive positions in BP and Amoco, including Group Vice President, Emerging Markets at BP, Senior Vice President, Sales and Operations at Amoco and President of Amoco Orient Oil Company. In addition to frequently speaking on strategic marketing and global branding, Ms. Catalano is a leader on the mentoring and advancement of women in business, and in recognition of her efforts she was recognized by Fortune Magazine in 2001 as being among "The Most Powerful Women in International Business." Ms. Catalano serves as a director (since 2010), as chair of the corporate governance committee and as a member of the compensation committee of Mead Johnson Nutrition Company, a global leader in pediatric nutrition; as a director (since 2006), and as a member of the corporate governance and nominating committees of Willis Towers Watson, a provider of advisory, brokerage and risk management consulting services; and as a director (since 2011) and member of the compensation committee of Kraton Performance Polymers, a global leader of specialty polymers (all publicly-held companies). Ms. Catalano also serves on the National Board of the Alzheimer's Association, and as an advisory board member of the Kellogg Innovation Network of Northwestern University. Ms. Catalano formerly served on the boards of SSL International plc, Hercules Incorporated and Aviva plc. Ms. Catalano holds a BS degree in Business Administration from the University of Illinois, Champaign-Urbana.

Qualifications. Ms. Catalano brings to the Board significant experience in international business operations with a focus in marketing.

James W.
Crownover

Age 72

Director since 2005

Independent

 Committees
     • C&G
     • EH&S (Chair)

Former director of McKinsey & Company. James W. Crownover retired in 1998 as a director of McKinsey & Company, a global management consulting firm. During his 30 year career with McKinsey, Mr. Crownover served as director, as head of its southwest practice and as co-head of its worldwide energy practice working with clients in Asia, Europe, Latin America and the U.S. His practice focused on business strategy, operations and organizational structure. Mr. Crownover currently serves as a director (since 2008), chairman of the Audit Committee and a member of the Sustainability Committee of Republic Services, Inc., a leading provider of solid waste collection, transfer, recycling and disposal services company. Mr. Crownover also serves as a director (since 2006, and as a member of the compensation and the nominating and corporate governance committees of FTI Consulting, Inc.), a global business advisory firm. He serves as a director (since 2001), and as a member of the governance and the compensation committees of Weingarten Realty Investors, an owner, manager and operator of commercial real estate. Mr. Crownover served as a director of Great Lakes (prior to the merger of Great Lakes and Chemtura) from 2002 to 2005, including as presiding director. Mr. Crownover is currently a director of the M.D. Anderson Foundation and the Houston Grand Opera. In 1966, Mr. Crownover received his BS cum laude in chemical engineering from Rice University. He also received an MBA in 1968 from Stanford Business School.

Qualifications. Mr. Crownover's experience over a 30-year career with McKinsey & Company brings to our Board significant expertise in domestic and international operations and business strategy.

Chemtura Corporation

2016 Proxy Statement  |  7

Robert A.
Dover

Age 70

Director since 2011

Independent

 Committees
     • Audit
     • EH&S

Former Chairman and CEO of Jaguar Land Rover and Vice President of Ford Motor Company. Robert A. Dover joined the automotive industry in 1968 and, over his extensive career, has held senior positions with British Leyland, Land Rover, Jaguar Cars and Massey Ferguson, culminating with his service from 2000 to 2004 as Chairman and CEO of Jaguar Land Rover Limited (currently a unit of Tata Motors). While in these roles, Mr. Dover was responsible for the Jaguar XK8 sports car program and oversaw the Land Rover Discovery project. Since 2004, Mr. Dover has been engaged as an independent consultant to UK and international businesses and involved in a number of not-for-profit initiatives and board assignments. He currently serves as chairman and (since 2004) a director of SinterCast, a publicly-held Sweden-based corporation which provides on-line process control technology to the cast iron/foundry industry, and Autoscan Ltd., a privately held UK-based third party consultant business. From 2009 to January 2012, he also served as a director and on the compensation & benefits committee of Hayes Lemmerz International, a manufacturer of automotive and commercial highway products. Mr. Dover is a director of the Jaguar Daimler Heritage Trust and Chairman of the British Motor Industry Heritage Trust. He holds a degree in mechanical engineering from the University of Manchester and acts as Visiting Professor of Engineering at Coventry University and Industrial Professor of Manufacturing at Warwick University.

Qualifications. Mr. Dover's background in engineering and product development within capital intensive ventures provides our Board with important insights into production and manufacturing strategies applicable to our businesses, and his extensive experience as a leader of global enterprises is of substantial value in addressing issues we confront as a global company.

Jonathan F.
Foster

Age 55

Director since 2010

Independent

 Committees
     • C&G
     • EH&S

Managing Director of Current Capital LLC. Jonathan F. Foster is a Managing Director of Current Capital LLC, a private equity investing and management services firm. He currently serves as a director (since 2009) and as chairman of the audit committee of Masonite Inc., as a director (since 2009) and as a member of the audit committee and chairman of the nominating & governance committee of Lear Corporation, as a director (since April 2014) and member of the compensation committee of Berry Plastics and as a director (since 2015) and member of the Investigations Committee of Sabine Oil & Gas. From 2010 to 2011, Mr. Foster was a director and a member of the compensation and finance committees of Smurfit-Stone Container Corporation. From 2007 to 2008, Mr. Foster was Managing Director and Co-Head of Diversified Industrials & Services at Wachovia Securities. From 2005 through 2007, he was Executive Vice President of Finance and Business Development at Revolution Living, one of three business groups in the Revolution family of companies founded by Steve Case, co-founder of AOL. Previously, from 2002 through 2004, Mr. Foster served as a Managing Director of The Cypress Group, a private equity investment firm, where he led the industrial and services group. He was also with Lazard, primarily in mergers and acquisitions, for over ten years, including as a Managing Director.

Qualifications. Mr. Foster's experience in private equity, investment banking and mergers and acquisitions provides our Board with valuable guidance with respect to a broad range of strategic, operational and growth strategies.

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Craig A.
Rogerson

Age 59

Director since 2008

 Chairman, President & CEO

Chairman, President and Chief Executive Officer, Chemtura Corporation. Craig A. Rogerson has served as Chemtura's Chairman, President and Chief Executive Officer since December 2008. Mr. Rogerson had previously served as President, CEO and director of Hercules, Incorporated until its acquisition by Ashland, Incorporated in November, 2008. Mr. Rogerson joined Hercules in 1979 in the firm's Water Management Chemicals Division. In April 1997 he left Hercules to join Wacker Silicones Corporation where he served as President and CEO. In May 2000 Mr. Rogerson rejoined Hercules as vice president business operations of their BetzDearborn Division, eventually being named vice president and general manager of that division in August 2000. Prior to being named CEO of Hercules in December 2003, Mr. Rogerson held a variety of senior management positions with the company including president of the FiberVisions and Pinova Divisions, vice president-global procurement and COO. Mr. Rogerson serves on the boards of directors of PPL Corporation, the Society of Chemical Industry and the American Chemistry Council. He also serves on the Advisory Board of Michigan State University's Chemical Engineering and Material Science school. Mr. Rogerson previously served on the boards of First State Innovation and the Delaware Business Roundtable.

Qualifications. Mr. Rogerson's prior service as President and Chief Executive Officer of a specialty chemicals company and his day-to-day leadership as Chief Executive Officer of Chemtura, provide him with intimate knowledge of our operations and provide the Board with unique insights into our opportunities and challenges.

John K.
Wulff

Age 67

Director since 2010

Independent

 Committees
     • Audit (Chair)
     • EH&S

Retired Chairman of Hercules Inc. John K. Wulff is the former Chairman of Hercules Inc., a manufacturer of specialty chemical products, a position he held from July 2003 until Ashland, Inc.'s acquisition of Hercules in November 2008. Prior to that time, he served as a member of the Financial Accounting Standards Board from 2001 to 2003. Mr. Wulff was previously Chief Financial Officer of Union Carbide Corporation ("Union Carbide") from 1995 to 2001. During his 14 years at Union Carbide, a manufacturer of chemicals and polymers, he also served as Vice President and Principal Accounting Officer from 1989 to 1995, and as Controller from 1987 to 1989. Mr. Wulff was also a partner of KPMG and predecessor firms from 1977 to 1987. He currently serves as a director (since 2004), as chairman of the governance & compensation committee, and as a member of the audit committee of Moody's Corporation. He is also a director (since 2006), chair of the audit committee, and a member of the nominating & corporate governance committee of Celanese Corporation, a global manufacturer of industrial chemicals. Mr. Wulff previously served as a director of Sunoco, Inc. from 2004 to 2012.

Qualifications. Mr. Wulff's leadership and experience in the chemical industry, combined with finance and accounting expertise from serving in executive accounting and finance positions, provides the Board with broad chemical industry experience and finance and accounting expertise.

The Board of Directors unanimously recommends a vote for each of the above nominees for election as director.

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Corporate Governance and Ethics

Chemtura is firmly committed to the values of good corporate governance and high ethical standards. The Board believes that these values are critically important in achieving business success and fulfilling the Board's responsibilities to our stakeholders. We reevaluate our policies on an ongoing basis to ensure they reflect these values and effectively meet our Company's needs. Listed below are some of the significant corporate governance and ethics practices and policies we have adopted.

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Code of Business Conduct.  We have adopted a written code of ethics, or "code of business conduct," applicable to all our directors, officers and employees. We intend to disclose any waivers of, or amendments to, the code of business conduct on our web site.

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Lead Director.  Our Bylaws establish the role of an independent lead director who is elected by the independent directors.

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Executive Sessions.  Our Board and committees meet regularly in executive sessions without the presence of management, including our Chairman.

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Majority Voting for Directors.  We apply a majority vote standard in uncontested elections of directors.

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Related Person Transactions Policy.  Our Audit Committee is responsible for approving or ratifying significant transactions involving our Company and related persons and determining that the transaction is on terms no less favorable in the aggregate than those generally available to an unaffiliated party under similar circumstances.

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Encouraging Communications with the Board.  The Board has established a process whereby shareholders or other interested parties may communicate with the Board on concerns related to accounting, internal controls, auditing matters, corporate governance, environmental, health or safety issues or any other significant legal or ethical issues at Chemtura.

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A Robust Policy Governing Trading by Corporate Insiders.  Under this policy, covered persons are prohibited from engaging in short-sales, buying or selling publicly traded options, engaging in hedging transactions, holding margin accounts or otherwise pledging securities, and – with narrow exceptions – placing standing or limit orders.

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Clawback Policy.  Under this policy, performance-based gains realized by executive officers and others resulting from material non-compliance with financial reporting requirements may be recovered.

Additional information is provided below regarding these and certain other key corporate governance and ethics policies that we believe enable us to manage our business in accordance with the highest standards of business practices and in the best interest of our shareholders. The code of business conduct, our related persons transactions policy, the charters of each of our Board committees and our Corporate Governance Principles may be viewed on our web site at www.chemtura.com. Note that information on our web site does not constitute part of this Proxy Statement. You may also obtain a copy of any of these documents without charge by writing to: Chemtura Corporation, 199 Benson Road, Middlebury, CT 06749, Attention: Corporate Secretary.

Board Responsibilities, Composition and Independence

Our business and affairs are managed under the direction of the Board of Directors. Our Board has eight members. It is the intent of our Board that a substantial majority of its members should meet the director independence requirements of the NYSE listing standards. The Board has affirmatively determined that all current directors (other than Mr. Rogerson) are independent based on the following standards:

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no entity of which a director is an employee in any position or any immediate family member is an executive officer, made payments to, or received payments from, Chemtura and its subsidiaries in any of the 2015, 2014, or 2013 fiscal years in excess of the greater of $1,000,000 or two percent of that entity's annual consolidated gross revenues;

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no director, or any immediate family member employed as an executive officer of Chemtura or its subsidiaries, received in any twelve-month period within the last three years more than $120,000 per year in direct compensation from Chemtura or its subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior service not contingent in any way on continued service;

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Chemtura did not employ a director in any position, or any immediate family member as an executive officer, during the past three years;

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no director is a current partner or employee of a firm that is Chemtura's internal or external auditor (the "Auditor"); no immediate family member of a director is a current partner of the Auditor or an employee of the Auditor who personally worked on our audit; and no director or immediate family member of a director was during the past three years a partner or employee of the Auditor and personally worked on our audit within that time;

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no director or immediate family member served as an executive officer of another company during the past three years at the same time as a current executive officer of Chemtura served on the compensation committee of such company; and

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no other material relationship exists between any director and Chemtura or our subsidiaries.

The Board held 11 meetings and its committees held 21 meetings during 2015. All incumbent directors attended at least 75% of the total number of meetings held by the Board and by the committees on which they served. It is our policy that all directors are expected to attend our annual meeting of shareholders. Our 2015 Annual Meeting was held on May 7, 2015 and was attended by all then current directors.

Under our Corporate Governance Principles, directors must volunteer to resign from the Board effective at the annual meeting of shareholders following the year of their seventy-second birthday. The Chairman of the Board, with the approval of the Board, may elect to accept or reject such resignation. Mr. Crownover turned 72 years of age on May 28, 2015 and – pursuant to this policy – tendered his resignation as director. Upon consideration by the Board, and in recognition of the important contributions of Mr. Crownover to Chemtura and the Board and the intimate knowledge of the business and corporate affairs of Chemtura possessed by Mr. Crownover, including, among others, specialized knowledge regarding the bromine industry, the Board rejected Mr. Crownover's resignation. If Mr. Crownover is reelected as director, this waiver of the retirement policy will continue through completion of his term in 2017.

Board Leadership Structure

General.    The Board has determined that the appropriate leadership structure for the Board at this time is for Mr. Rogerson, our President and Chief Executive Officer, to serve as Chairman of the Board. The Board has selected a lead director, currently, Mr. Bernlohr, to provide independent leadership. Our lead director is elected by a majority of the independent directors upon a recommendation from the Compensation & Governance Committee. Our lead director presides over executive sessions of the non-employee directors following every Board meeting and advises the Chairman, in consultation with the other independent directors, as to Board schedules and agendas. Executive sessions are not attended by management, unless the lead director expressly requests their presence. The Board has also determined that our lead director will be available to consult with shareholders and call meetings of the independent directors when appropriate.

The independent directors believe that our Chief Executive Officer is best situated to serve as Chairman because he is the director most familiar with our business and industry and most capable of identifying strategic priorities and leading the discussion and execution of strategy. Independent directors and management have different perspectives and roles in strategy development. Our independent directors bring experience, oversight and expertise from outside Chemtura while the Chief Executive Officer brings industry and Company-specific experience and expertise. The Board believes that the combined role of Chairman and Chief Executive Officer provides the appropriate balance between strategy development and execution and independent oversight of management by the Board, promotes unified leadership and direction for the Board and management and allows for a single, clear focus for the chain of command to execute our strategic initiatives and business plans.

Lead Director.    Mr. Bernlohr, who serves as a member of the Audit Committee and the Compensation & Governance Committee, was selected by the Board and has served as lead director since November 2010. The lead director's responsibilities include:

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presiding at executive sessions of the Board;

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consulting with the Chairman and other members of management on Board and committee agendas;

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advising the Chairman with respect to consultants who may report directly to the Board; and

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serving as liaison between the independent directors and management.

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Executive Sessions.    Executive sessions, which are meetings of the non-employee members of the Board, are regularly scheduled throughout the year. Non-employee directors meet by themselves, without management or employee-directors present, at regularly scheduled in-person Board meetings, meetings of the committees of the Board and telephonic meetings, as appropriate.

Board and Committee Evaluations.    Under our Corporate Governance Principles and committee charters, the Board and the committees of the Board evaluate and discuss their respective performance and effectiveness on an annual basis. These evaluations cover a wide range of topics including the fulfillment of the Board and committee responsibilities identified in our Corporate Governance Principles and committee charters.

Oversight of Risk Management

General.    We are exposed to a number of risks including, among others, financial, strategic and operational risks and risks relating to regulatory and legal matters. The Board has an active role, as a whole and also at the committee level, in overseeing our risk management process and in assessing the most significant risks facing Chemtura. Specific Board committees are responsible for overseeing specific types of risks. The chairs of each of our Board committees report to the Board on what transpired at any committee meetings, unless all directors have had the opportunity to attend those committee meetings.

Under our policies, the leaders of each of our businesses and functions are responsible for identifying risks that could affect achievement of business goals and strategies, assessing the likelihood and potential impact of significant risks, prioritizing risks and actions to be taken in response, and regularly reporting to the CEO on actions to monitor and manage significant risks in order to remain within our range of risk tolerance. In the course of reviewing business plans and projects, management regularly identifies and reviews the attendant risks with the Board and the steps that have or will be taken to address them. Management periodically reports to the Board on its risk assessment and status of its action plans identified to mitigate risk. These reviews occur periodically at regularly scheduled and special meetings of the Board. As described in the table below, each of the Board committees is responsible for oversight of risk management practices for categories of risks relevant to their respective function.

Board/ Committee	Primary Areas of Risk Oversight

Full Board	Risk management process and structure, strategic risks associated with business plans, and other significant risks such as major litigation, business development risks, succession planning and Chemtura's overall policies and practices for enterprise risk management.
Audit Committee	Major financial risk exposures; significant operational, compliance, reputational and strategic risks; risks related to the subject matters described in its charter, including risks relating to liquidity, credit, internal controls, disclosure, financial reporting, finance transactions, defined benefit and defined contribution pension plans, related-person transactions, and certain other legal and regulatory matters. The Audit Committee reviews reports from the Chemtura Resource Line, our anonymous hotline that employees can use to report suspected violations of our code of business conduct. It regularly meets in executive session with our Head of Internal Audit and our independent registered public accounting firm, without management present, to discuss if there are areas of concern of which the Committee and the full Board should be aware. It reviews our key insurance programs designed to manage first party and third party risk, and it is responsible for approving or disapproving related-person transactions under policies adopted by the Board.
Compensation & Governance Committee	Risks related to executive recruitment, assessment, development, retention and succession policies and programs; risks associated with compensation policies and practices, including incentive compensation; risks related to corporate governance, leadership structure, effectiveness of the Board and the committees for oversight of Chemtura, review of director candidates and director compensation, conflicts of interest and review of director independence.
Environmental, Health & Safety Committee	Risks relating to environmental, health, safety, security and related regulatory matters, including the regulation of products.

We believe the division of risk management oversight responsibilities described above is an effective approach for addressing the risks facing Chemtura.

Compensation and Risk.    We believe our performance-based compensation and equity programs create appropriate incentives to increase long-term shareholder value. Our compensation programs have been designed with key features and administered in a manner that discourages undue risk-taking by employees. These features include:

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limits on annual short-term incentive and long-term performance awards, thereby defining and capping potential payouts;

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the application of annual short-term incentive metrics that align employees with the balanced objectives of increasing earnings and improving cash flow through working capital management;

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use of long-term incentive vehicles – restricted stock units ("RSUs"), performance shares and (prior to 2014) stock options – that vest over a number of years, thereby providing strong incentives for sustained operational and financial performance;

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the ability to clawback performance-based gains from executive officers and other program participants resulting from financial results for periods after January 1, 2013 that are subsequently restated due to material noncompliance with any financial reporting requirement; and

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Compensation & Governance Committee exclusive discretion to adjust payouts under both the annual short-term and long-term performance plans to better reflect the core operating performance and strategic targets of Chemtura and its businesses.

As such, we believe that our compensation policies and programs for all of our employees do not create risks that are reasonably likely to have a material adverse effect on Chemtura.

Committees of the Board of Directors

The Board has established three standing committees to assist in the administration of its responsibilities: an Audit Committee, a Compensation & Governance Committee and an Environmental, Health & Safety Committee. The Board may establish other special or standing committees from time to time. Members of the committees serve at the discretion of the Board. Each of our three standing committees operates under a written charter adopted by the Board and annually reviews and assesses the adequacy of that charter. These charters were most recently reviewed and reapproved without change in December 2015. Each committee member is independent within the meaning of SEC regulations and under NYSE listing standards and otherwise qualifies under the applicable committee charters.

The following table reflects membership of the committees of the Board during 2015 and through the date of this Proxy Statement:

Director	Audit Committee	Compensation & Governance Committee	Environmental, Health & Safety Committee

Jeffrey Benjamin	Member	Chair
Timothy Bernlohr (Lead Director)	Member	Member
Anna Catalano		Member	Member
James Crownover		Member	Chair
Robert Dover	Member		Member
Jonathan Foster		Member	Member
John Wulff	Chair		Member

Committee meetings held during 2015	9	7	5

Audit Committee.    Under its charter, the Audit Committee is responsible for, among other things, overseeing the integrity of our accounting and financial reporting processes and the audits of our financial statements. The Audit Committee meets periodically with management to review our risk assessment and risk management policies and material financial risk exposures, including key insurance programs designed to manage first party and third party risk, and with the independent registered public accounting firm to review the scope of the annual audit; provides general oversight with respect to the adequacy and effectiveness of our internal administrative business process and information systems controls, and accounting principles employed in our financial reporting; oversees capital structure and financing activities; and reviews our

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Quarterly Reports on Form 10-Q and Annual Report on Form 10-K prior to filing with the SEC. The Audit Committee also selects the independent registered public accounting firm after discussion with the Board; evaluates the independent registered public accounting firm's qualifications, independence and performance; approves all audit and permitted non-audit services provided by the independent registered public accounting firm; and reviews and approves the fees of the independent registered public accounting firm. The Audit Committee reviews earnings press releases, financial information and earnings guidance provided to rating agencies; establishes procedures for handling complaints about accounting and auditing matters and suspected violations of our code of business conduct; periodically reviews our code of business conduct and approves any revisions to it; and approves or disapproves related-person transactions under policies established by the Board. It also oversees financial and accounting matters involving the defined benefit and defined contribution pension plans of the Company and appoints members and monitors the activities of the Employee Investment Committee (the "EIC") which is responsible for investment of plan assets.

All members of our Audit Committee meet the financial literacy requirements of the NYSE listing standards and at least one member has accounting or related financial management expertise as required by the NYSE. In addition, the Board has determined that John K. Wulff, the chairman of the Audit Committee, qualifies as an "audit committee financial expert" within the meaning of SEC regulations.

Compensation & Governance Committee.    Under its charter, the Compensation & Governance Committee is responsible for, among other things, the administration of our executive officer compensation plans, including approval of the level of compensation for our executive officers and the review and approval of deferred compensation plans, long-term and short-term incentive programs, equity plans and equity ownership guidelines for our executive officers and directors. This Committee reviews and approves the corporate goals and objectives relative to the Chief Executive Officer's compensation, evaluates the Chief Executive Officer's performance against those goals and sets the Chief Executive Officer's compensation based on this evaluation. The Committee has responsibility for overseeing the Company's organization and talent development program, reviewing succession planning strategies for key members of management, advising the full Board on CEO succession planning and overseeing the Company's benefit plans (other than those financial and accounting matters within the purview of the Audit Committee). The Committee has sole authority to engage consultants on matters of executive compensation. Further, the Committee is responsible for corporate governance and organizational matters, including: advising the Board with respect to the organization, size and composition of the Board and its committees; identifying and recommending to the Board qualified candidates for election or appointment to the Board; reviewing and recommending changes to our Corporate Governance Principles; evaluating Board performance; reviewing our policies and programs that relate to corporate governance matters; and reviewing and determining Board compensation. It also appoints members and monitors the activities of the Employee Benefits Committee (the "EBC") which has administrative responsibility over Company employee benefit plans.

Environmental, Health & Safety Committee.    Under its charter, the Environmental, Health & Safety Committee provides, among other things, guidance to and oversight of management with respect to environmental, health, safety, security and related regulatory matters, including the review of our safety, health and environmental performance, policies, standards, procedures, management systems and strategic plans, as well as product regulation. This Committee also recommends actions and policies that will enable us to achieve a high level of safety, health and environmental performance compared with our peers in the chemical industry.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation & Governance Committee was at any time during 2015 employed as an employee or officer of Chemtura or had any relationship with Chemtura requiring disclosure as a related-person transaction. In addition, no executive officer of Chemtura has served on the board of directors or compensation committee of any other entity that has one or more executive officers who served as a member of our Board or Compensation & Governance Committee during 2015.

Communications with the Board of Directors

The Board has established a process whereby shareholders and other interested parties can send communications to one or more directors. To contact directors, you may call one of the following numbers:

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1.800.729.1514 if calling from inside the United States or Canada;

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if calling from outside the U.S. or Canada, use the AT&T Direct Access Operator in the country you are calling from: http://www.business.att.com/bt/tollfree.jsp; or

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if you do not have Internet access and are calling from outside the U.S. or Canada, you may call 704-501-2359 and with operator assistance, reverse the telephone charge for the call.

You may also contact one or more directors by writing to the following address: CCI, Attn: Chemtura Board of Directors, P.O. Box 561915, Charlotte, NC 28256. Communications may also be directed by e-mail to ethics@chemtura.com, to the attention of one or more directors. In accordance with instructions provided by our Audit Committee, your call, report, letter or e-mail will be distributed as applicable to our Chief Executive Officer, General Counsel, Chief Financial Officer, and Associate General Counsel, Ethics and Compliance, who will review the correspondence before forwarding it directly to the directors to whom you wish to communicate.

All such reports or correspondence will be forwarded as described above unless they are of a trivial nature or otherwise not related to accounting, internal controls, auditing matters, corporate governance, environmental, health or safety issues or any other significant legal or ethics issues at Chemtura. However, a report will be made to the Audit Committee of all call reports or correspondence to the Board of Directors, and all such reports and correspondence are available to all directors and are preserved in accordance with our corporate records management and retention policy. This process is also described in the Investors – Corporate Governance and Ethics section of our web site at www.chemtura.com.

Certain Legal Proceedings

As a result of our filing voluntary petitions under Chapter 11 of the Bankruptcy Code on March 18, 2009, Craig Rogerson, Stephen Forsyth, Chet Cross and Billie Flaherty each served as executive officer of a company that filed a petition under the federal bankruptcy laws within the last 10 years.

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Director Compensation

Compensation Program. The annual compensation package for non-employee members of the Board is designed to attract and retain highly-qualified, independent professionals to represent our shareholders and to ensure alignment with their interests. This compensation package is reviewed periodically (generally, every second year) by the Compensation & Governance Committee, which examines information on the compensation of directors at companies in its then current compensation peer group (as described on page 23) and determines what, if any, adjustments are appropriate. The components of the director pay program for fiscal 2015 were as follows:

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Annual Cash Retainer. Each non-employee director received an annual cash retainer of $82,000. The lead director received an additional cash retainer of $30,000 and each member of the Audit Committee received an additional $7,500. In addition, the chairs of the Audit, Compensation & Governance and Environmental, Health & Safety Committees received additional annual cash retainers of $18,000, $12,000, and $8,000, respectively. These amounts were subject to pro-ration had there been any changes in committee membership or roles during the course of the year.

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Annual Equity Grant. Each non-employee director received an annual grant of common stock under the 2010 Long-Term Incentive Plan (the "LTIP") valued at $100,000. Under this program, on March 1, 2015 each then current non-employee director received 3,809 shares, based on the grant date closing price of $26.25 per share.

Directors do not receive fees for attendance in person or by telephone at Board or committee meetings. Each director is reimbursed for costs incurred in connection with attendance at Board and committee meetings. Chemtura does not provide pension benefits for non-employee directors. Directors who are our employees do not receive additional compensation for Board participation.

For fiscal 2016, non-employee directors continue to receive cash retainers and annual equity grants as described above. On March 1, 2016, each non-employee director received 3,946 shares, based on the grant date closing price of $25.34 per share.

Directors Deferral Plan. Under the Amended and Restated Chemtura Corporation Non-Employee Directors Deferral Plan (the "Directors Deferral Plan"), approved for grants in 2012 and subsequent years, non-employee directors may elect to defer both cash retainer fees and settlement of stock-based awards until separation from service, a specified distribution date or the earlier or later of those two dates. Any unpaid amounts will be paid to a director upon certain events, including death, disability, or a change in control of Chemtura. All deferrals by non-employee directors under the Directors Deferral Plan, its predecessor deferral plans or the LTIP are intended to comply with the requirements of Section 409A of the Internal Revenue Code.

For 2015, Mr. Foster elected to defer delivery of his annual equity grant until January 1, 2017. No non-employee director elected to defer cash fees in 2015. For 2016, no director elected to defer delivery of their annual equity grant.

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2015 Director Compensation Table. The following table presents information regarding the compensation paid to non-employee directors for services rendered in 2015.

Director	Fees Earned or Paid in Cash ($)	Common Stock ($)(1)		Total ($)

Jeffrey Benjamin	101,500	100,000		201,500
Timothy Bernlohr	119,500	100,000		219,500
Anna Catalano	82,000	100,000		182,000
James Crownover	90,000	100,000		190,000
Robert Dover	89,500	100,000		189,500
Jonathan Foster	82,000	100,000	(2)	182,000
John Wulff	107,500	100,000		207,500

(1)
In accordance with SEC rules, we calculated the amounts shown in this column to reflect the aggregate grant date fair value in accordance with Accounting Standards Codification Topic 718, Compensation – Stock Compensation ("ASC 718"). The number of shares of common stock held by each of our directors is shown under Stock Ownership Information – Security Ownership of Management on page 45.

(2)
Mr. Foster elected to defer the delivery of his shares until January 1, 2017.

Undelivered Common Stock of Non-Employee Directors. The following table presents the number of shares of common stock for which delivery has been deferred by non-employee directors as of December 31, 2015 under the LTIP, Directors Deferral Plan or predecessor deferral plans. No unvested restricted stock units ("RSUs") or vested or unvested stock options were held by non-employee directors on that date.

Director	Common Stock with Deferred Delivery (#)	Common Stock Deferred Delivery Date

Jeffrey Benjamin	-
Timothy Bernlohr	-
Anna Catalano	-
James Crownover	8,389	Separation from Service (4,753) and January 1, 2017 (3,636)
Robert Dover	-
Jonathan Foster	20,838	Separation from Service (12,639), January 1, 2016 (4,390) and January 1, 2017 (3,809)
John Wulff	24,105	Separation from Service (5,852) and one year after Separation from Service (18,253)

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Non-Employee Director Stock Ownership Guidelines

Under guidelines approved by the Compensation & Governance Committee, non-employee directors are subject to a stock ownership requirement of five times the base annual cash retainer for Board service. This guideline level, which was approved by the Committee on October 14, 2014, reflects an increase from the prior guideline level of four times the base annual cash retainer. Directors have five years from adoption of the guidelines (December 2011) or the date they join the Board to achieve the ownership requirement. Currently, all non-employee directors have met the guideline amount. If the annual cash retainer increases, directors will have five years from the time of the increase to acquire any additional shares needed to meet the guidelines.

Once achieved, ownership of the minimum requirement must be maintained for as long as the director is subject to the guidelines, though a failure to maintain the requisite ownership due to fluctuations in the value of Chemtura stock will not by itself violate the guidelines. In calculating a director's ownership, restricted stock, deferred stock and positions for which beneficial ownership (as defined under Section 16 of the Securities Exchange Act of 1934, as amended, i.e. the "34 Act") would be attributed will be included, but stock options and unvested/unearned performance shares will not count towards the minimum ownership requirement. The value of a director's position is based on a rolling 13-month average of market prices. With limited exceptions, directors will generally be prohibited from selling shares if they would not meet the ownership requirement after sale.

Related-Person Transactions

The Board has adopted a written policy regarding the review, approval or ratification of transactions involving certain persons that SEC regulations require to be disclosed in proxy statements, which are commonly referred to as related person transactions. A related person, as defined under our policy and applicable SEC regulations, includes our directors, executive officers, any nominee for director, a 5% beneficial owner of our common stock, and each of their immediate family members. Under the written policy, our Audit Committee is responsible for reviewing, approving or ratifying any related person transactions after considering all material facts and circumstances. The Audit Committee will approve or ratify a transaction only if it determines that the transaction is on terms no less favorable in the aggregate than those generally available to an unaffiliated third party under similar circumstances. There were no related-person transactions in 2015.

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Compensation & Governance Committee Report

The Compensation & Governance Committee has reviewed and discussed with management the Compensation Discussion and Analysis (the "CD&A") disclosure contained in this Proxy Statement. The Compensation & Governance Committee recommended to the Board of Directors that the CD&A be included in this Proxy Statement.

The Compensation & Governance Committee of the Board of Directors
Jeffrey D. Benjamin, Chair Timothy J. Bernlohr Anna C. Catalano James W. Crownover Jonathan F. Foster

The report of the Compensation & Governance Committee will not be deemed to be "soliciting material" or to be "filed" with the SEC, nor shall such information be incorporated by reference in any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate the same by reference.

Compensation Discussion and Analysis

The following discussion and analysis of compensation arrangements of our named executive officers (including our Chief Executive Officer, Chief Financial Officer and other executive officers appearing in the Summary Compensation Table) should be read together with the compensation tables and related disclosures set forth below.

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Executive Summary

This Compensation Discussion and Analysis ("CD&A") describes Chemtura's executive compensation program, outlines the core principles behind that program, and reviews actions taken by the Compensation & Governance Committee (sometimes also referred to as the "Committee") concerning the 2015 compensation of the executive officers named in the Summary Compensation Table on page 34 (the "named executive officers"). These named executive officers are as follows:

Named Officer	Title	Age at March 31, 2016

Craig Rogerson	Chairman, President and CEO	59
Stephen Forsyth	EVP and Chief Financial Officer	60
Chet Cross	EVP, Supply Chain and Operations	57
Billie Flaherty	EVP, General Counsel and Secretary	58
Simon Medley	EVP, Industrial Performance Products & Great Lakes Solutions	49

The Committee's fundamental objectives are to provide the named executive officers with market-competitive compensation opportunities tied to measurable financial performance and strategic accomplishments and to align these performance criteria directly with shareholder interests. In furtherance of these objectives, it has set and annually reviews base salary for each named executive officer. Additionally, it has established a short-term cash incentive plan and a long-term equity incentive plan providing the named executive officers with variable compensation opportunities based on key measures tying pay to performance.

We also note that, at the 2015 Annual Meeting, shareholders overwhelmingly approved the design and oversight of our executive compensation program with a 96.85% favorable vote.

Key Corporate Initiatives during 2015.    We entered 2015 with a focused portfolio of specialty chemical businesses reflecting several years of active restructuring and reorganization by our management team. Our goal in streamlining our portfolio was to retain a core of industrial specialty chemical businesses that had scale in their industries and technologies, had the potential for greater than GDP revenue growth through exposures to favorable secular trends and possessed the characteristics that would allow us to to achieve commercial and operational efficiencies. These attributes would give Chemtura the ability to deliver superior financial results for our shareholders and exceed our customers' expectations. Our performance in 2015 reflects the success of these management efforts.

In 2015, we substantially delivered on our commitments we had established for our transformed company despite being a smaller company and encountering some headwinds in the supply of certain raw materials and sluggish market demand conditions.

Some of the many accomplishments in 2015 are summarized below. Additional information on these accomplishments, and definitions of some terms, is included in the section titled Management's Discussion and Analysis of Financial Condition and Results of Operations of our 2015 Form 10-K.

Improvement Initiatives

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We announced in late 2014 a cost reduction program to deliver $62 million annualized incurred cost savings indicating we would realize $50 million of savings in 2015. We delivered on that commitment and achieved our "run-rate" savings in incurred costs in the third quarter of 2015 although part of the benefit was offset by the absorption effect of lower sales volume.

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We promptly eliminated the stranded costs associated with our former Chemtura AgroSolutions business. We also completed the closure of our West Lafayette, Indiana and Adrian, Michigan facilities. These actions together with the manufacturing and SG&A cost reduction program substantially completed the 2014 restructuring plan.

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We increased the percentage of operating income to net sales in our Industrial Performance and Industrial Engineered segments by 520 basis points and 600 basis points, respectively, for the year ended December 31, 2015 as compared with prior year end despite a reduction in net sales for the same periods. The improvement came from the benefits of our cost reduction actions and from "price-over-raw material costs," among other factors.

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We demonstrated substantial improvements in cash flow. Net cash flow provided by operating activities was $159 million, an improvement of $237 million from 2014 when we used cash. Capital expenditures declined as planned from $113 million in 2014 to $80 million in 2015.

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We continued to drive our commercial and operational excellence initiatives, improving our customers' experience and our operating effectiveness.

Share Repurchases

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During 2015, we repurchased 6.2 million shares of our common stock under our share repurchase program at a cost of $150 million. As of December 31, 2015, $171 million remained outstanding under our Board-authorized share repurchase program to fund further repurchases in 2016.

Debt Repayments

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During 2015, we reduced our outstanding debt by $57 million, primarily the result of payments made with proceeds from the sale of our Chemtura AgroSolutions business and cash on hand, lowering our total debt to $517 million as of December 31, 2015.

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We reduced interest expense by $15 million for the year ended December 31, 2015 as compared with the prior year end due to debt repayments made in 2015 and late 2014.

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With the combination of improved operating profitability and cash flows and the reductions in debt outstanding, we ended 2015 with our total debt close to our long-term financial goal of 2 times Adjusted EBITDA (a non-GAAP performance measure that we reported in our 2015 Form 10-K).

Other

■
During the second quarter of 2015, we sold 2 million shares of Platform common stock that we had received as part of the purchase price consideration when we sold our Chemtura AgroSolutions business to Platform in 2014 for net cash proceeds of $54 million. As a result of holding the shares, which were accounted for as available for sale securities, we reported a net gain of $3 million in the second quarter of 2015.

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Key compensation actions for 2015.    During 2015, the Committee made certain key decisions and implemented policies to further align our executive compensation with our core principles and shareholder interests:

■
The Committee changed the primary earnings metric under the Management Incentive Plan ("MIP") from Consolidated Operating Income to Basic Earnings Per Share to better capture the corporate team's performance in executing on non-operating activities.

■
The Committee modified our executive stock ownership guidelines to clarify the ownership requirements and make them equal across comparably titled positions.

Measures of total shareholder return. Chemtura may grant restricted stock units, performance shares or other equity awards under its 2010 Long-Term Incentive Plan ("LTIP"). These long-term equity incentives correlate executive compensation opportunities with stock performance and total shareholder return, aligning key leadership to the interests of shareholders. We believe that long-term equity incentives should constitute an increasing portion of compensation for higher-level executives and should be a predominant portion of compensation for our CEO. Actual awards granted are determined based on an assessment of market compensation levels and individual executive performance.

We believe that our stock performance is an important factor for shareholders to consider in assessing our overall business performance. The cumulative total return of an investment in Chemtura stock ("total shareholder return") over the one- and three- year periods ending December 31, 2015, compared to returns of the S&P 500 and Dow Jones U.S. Chemical indices (DJUSCH), are shown in the following charts:

Total Shareholder Return - One Year
(12/31/14 to 12/31/15)

Total Shareholder Return - Three Years
(12/31/12 to 12/31/15)

Core Principles. We operate in a competitive and challenging industry. We believe that the executive compensation programs for our named executive officers should be designed in accordance with the following core principles:

■
Pay-for-Performance: To ensure that the actual compensation realized by our named executive officers is directly linked to individual, business unit and company-wide performance, our executive compensation programs are structured with a significant portion of variable or at-risk cash and equity compensation.

■
Alignment: Our executive compensation programs are designed to align the interests of the named executive officers with those of our shareholders both in the short term and the long term. The annual cash incentive program rewards executives for the achievement of specific financial performance goals and individual performance objectives on an annual basis. Our equity programs, combining time-based RSUs and performance shares, further align the interests of our named executive officers and shareholders in the creation of shareholder value over the long term.

■
Market Competitiveness: A key to our future success is the ability to keep together a team of highly qualified executives who can provide the leadership necessary to execute our business strategy over the short term and the long term. Our executive compensation programs have been designed to offer market competitive compensation that would allow us to attract and retain a talented executive management team capable of meeting or exceeding our business objectives.

■
Avoid Encouraging Excessive Risk-taking: Compensation plans should not encourage or promote the taking of excessive risk that has the potential of negatively impacting Chemtura. The Committee regularly considers enterprise risk in the design of Chemtura's executive compensation programs and works to ensure that compensation programs represent best practices so as not to encourage excessive risk-taking. We also mitigate risk through our Clawback Policy. Several features of our compensation plan design that we believe reduce the potential for taking excessive risk are discussed in the section Compensation and Risk on page 12.

Compensation Governance Approach. The approach utilized by the Committee is a key feature that ensures that actual compensation and plan design are consistent with our core principles. The Committee's approach is a multi-step process based on:

■
independent decisionmaking;

■
utilizing market data to appropriately target compensation levels;

■
consideration of the median compensation levels of our peer group;

■
following a consistent, rigorous goal setting process; and

■
utilizing verification tools to ensure appropriate decisions are being made.

Best Practices. Other policies and provisions that are intended to support best practices in executive compensation include, among others:

■
no excise tax gross-ups and no single trigger change-in-control equity vesting;

■
no executive perquisite allowance;

■
significant stock ownership guideline levels to reinforce the link between the interests of our named executive officers and those of our shareholders;

■
a robust policy governing trading by covered persons in company securities including restrictions on short sales, hedging, trading in public options, holding margin accounts or otherwise pledging securities and placing certain standing or limit orders;

■
a Clawback Policy under which the repayment of awards may be required in certain circumstances; and

■
a fully independent compensation committee advised by an independent compensation consultant that only provides services at the direction of such committee.

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Role of the Compensation & Governance Committee

The Committee is primarily responsible for overseeing the overall compensation structure, policies and programs for our executive officers. Our CEO annually reviews the performance of each of the other executive officers and recommends salary adjustments to the Committee for approval as well as annual cash incentive compensation and equity compensation applying specific performance metrics that have been previously approved by the Committee. Although the Committee considers the CEO's recommendations, it interacts with various members of senior management in the course of its duties and retains full discretion to set all compensation for executive officers including the CEO. Regarding the CEO, the Committee establishes and reviews the corporate goals and objectives relative to the CEO's compensation and sets the CEO's compensation based on an evaluation of the CEO's performance against the previously established corporate goals and objectives. The Committee is comprised entirely of independent directors as defined under NYSE listing standards; and each member of the Committee also qualifies as an "outside director" under section 162(m) of the Internal Revenue Code and as a "non-employee director" under Rule 16b-3 of the 1934 Act. Under its charter, the Committee has the discretion to retain outside legal, accounting and consulting services in discharging its duties.

How We Use Compensation Consultants

Since August 2013, the Committee has retained Hay Group, Inc. ("Hay Group") as a compensation consultant to advise the Committee on executive and Board compensation matters. The Committee has retained Hay Group based upon its expertise, independence and industry experience. From time to time, the Committee and Chemtura have also retained the services of outside counsel to advise on compensation matters.

As compensation consultant, Hay Group reports directly to the Committee and did not provide additional services to Chemtura during 2015. The Committee has the sole authority to retain and dismiss the compensation consultant and to approve the compensation consultant's fees. Hay Group provides objective and independent advice and analysis to the Committee with respect to executive compensation. During 2015, the Committee met with the compensation consultant without management present in an executive session in several of the Committee's regularly scheduled meetings. The Committee relies on the compensation consultant to provide an annual review of executive compensation practices of companies in our peer group including a benchmarking analysis of base salary and short- and long-term incentive targets of the companies with which we compete for executive talent. The compensation consultant provides a comparable review of board compensation practices every second year (most recently in 2014). In addition, the Committee may, from time-to-time, request advice from the compensation consultant concerning the design, communication and implementation of our incentive plans and other compensation programs.

The services provided by Hay Group to the Committee in 2015 included:

■
review of our compensation philosophy and the alignment of our executive and Board compensation practices with that philosophy;

■
review and revision, as appropriate, of the peer group used for benchmarking compensation levels;

■
benchmarking and analysis of competitive compensation practices for executives and directors within our peer group and our industry;

■
review of the description of our compensation practices in proxy disclosures;

■
analysis of compensation rankings for our executive officers as compared to the peer group; and

■
informing the Committee of market trends and current issues in executive and Board compensation.

In December 2015, Korn Ferry acquired Hay Group with Hay Group becoming a wholly-owned subsidiary of Korn Ferry. Korn Ferry is a large executive and director search firm that Chemtura has used in the past and expects to use from time to time in the future. During 2015, Korn Ferry did provide leadership competency assessment and development services to Chemtura management and the Board. As of January, 1, 2016, all future Korn Ferry engagements are overseen and approved by the Committee. In 2015, fees and expense reimbursements paid by Chemtura for services provided by Hay Group totaled $95,113, and fees and expense reimbursements paid by Chemtura for services provided by Korn Ferry totaled $193,168.

The Committee determined that the work of Hay Group did not raise any conflicts of interest in 2015, and believes the additional services provided to Chemtura by Korn Ferry do not impair the objectivity of the advice rendered by Hay Group to the Committee on executive and director compensation matters. In making this assessment, the Committee considered the independence factors enumerated in Rule 10C-1(b) under the 1934 Act. No member of the Committee or any named executive officer has any affiliation with Hay Group.

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The individuals at Hay Group that advise the Committee on executive and director compensation matters have no involvement in the other services provided to Chemtura by Korn Ferry, and the individuals at Hay Group advising the Committee report directly to, and are overseen by, the Committee. These individuals have no other relationship with Chemtura or management. The Committee also reviewed the internal guidelines adopted by Hay Group to guard against any potential conflict of interest and ensure its consultants provide only independent advice, regardless of fees paid to Korn Ferry. Lastly, all Korn Ferry engagements are overseen and approved by the Committee to further mitigate any potential conflicts of interest.

Determination of Pay Levels

Pay levels for executives are based on the following factors:

■
roles and responsibilities within Chemtura;

■
experience and expertise;

■
compensation levels in the marketplace for similar positions; and

■
performance of the individual and Chemtura as a whole.

When reviewing marketplace compensation for our executive officers, the Committee considers publicly available information, such as the compensation disclosures in proxy statements from competitors, as well as data from privately published compensation surveys focusing on other companies within the chemical industry and other relevant industries. Analyses are prepared jointly by us and our consultants.

The Committee reviews the companies that comprise the peer group each year to consider whether the peer group remains appropriate. The companies in the peer group are identified based on industry (with an emphasis on specialty chemical companies), revenues, assets and market capitalization. After review by the compensation consultant and discussion with the Committee, in October 2014 one company that had undergone consolidation (Rockwood) and a second company which compensates executives in a markedly different manner than Chemtura (Valhi) were eliminated from the peer group. Two specialty chemical companies considered comparable to Chemtura (Stepan Co. and Kraton Performance) were added. The resulting peer group that the Committee considered in making decisions relating to 2015 compensation to ensure that our total compensation is within a reasonably competitive range included the following 13 companies:

Albemarle Corp.	Axiall Corp.	Cabot Corp.	Cytec Industries Inc.	Ferro Corp.
FMC Corp.	Kraton Performance	Newmarket Corp.	Polyone Corp.	RPM International Inc.
Schulman (A.) Inc.	Stepan Co.	Westlake Chemical Corp.

The Committee's review included a comparison of publicly reported financial metrics as of the most recent reported fiscal year end of each company at the time the review was conducted and market capitalization information as of August 31, 2014. This comparative information is summarized in the following table:

	Total Revenues ($ billion)	Total Assets ($ billion)	Market Capitalization ($ billion)	Employees ('000s)	Three-year Total Shareholder Return (%)

Chemtura	2.2	2.7	2.2	3.3	23.1
Peer Group
■ Low	1.3	1.0	0.7	0.9	(5.3)
■ Median	2.6	2.9	3.6	4.4	26.2
■ High	4.7	5.9	13.0	10.8	65.6

The Committee reviews the compensation practices of the companies in the peer group to design compensation programs to attract new executives in our highly competitive industry and to confirm proper levels of compensation for our named executive officers in order to incentivize and retain them. Although this compensation data, and in particular the median levels of compensation within our peer group, is considered by the Committee in determining executive compensation, it is not the only factor in making such compensation decisions. Other factors considered include an executive's experience, proficiency and sustained performance in his or her role.

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Moreover, the Committee does not adhere to strict formulas, benchmarking or its review of the compensation data described above to determine the mix of compensation elements. Instead, the Committee considers various factors in exercising its discretion to determine compensation.

In evaluating the performance of the four named executive officers identified below with respect to compensation decisions in February through May 2015, the Committee considered various aspects of performance, including those identified in the following table. (Mr. Medley is not reflected in this table as he first become an executive officer on May 7, 2015. Prior to that date, he had served with Chemtura in a non-executive officer capacity.)

Executive Title	Performance Factors Considered by the Committee

Craig Rogerson Chairman, President and CEO	Led the completion of the divestitures of two non-core businesses – our Consumer Products business (which closed in December 2013) and Chemtura AgroSolutions business (which closed in November 2014) – for cumulative gross consideration of approximately $1.3 billion. Ensured all stranded costs associated with these divestitures were eliminated and that a significant portion of the proceeds were returned to shareholders. Developed and implemented a new strategy for Chemtura, as a pure-play industrial specialty chemical company, well positioned to grow in targeted end markets.
Stephen Forsyth EVP and Chief Financial Officer	Strong performance in leading the divestiture of Chemtura AgroSolutions and the refinancing of our debt capital structure, significantly reducing annual interest expense, extending maturities and, importantly, providing additional flexibility under our debt covenants. Also, developed and led the Company's share repurchase program that returned significant value to shareholders. Continued to drive operating efficiency and effectiveness across all finance functions globally, while delivering required stranded cost reductions associated with divestitures.
Chet Cross EVP, Supply Chain and Operations	Led the commissioning of the finish fluids portion of the new multi-purpose manufacturing facility in Nantong, China, with zero contractor incidents during construction (over one million man-hours). Led significant reorganization of the EHS&S and Procurement functions, reducing spans and layers, upgrading talent and streamlining processes, that not only resulted in significant SG&A reductions, but also improved the effectiveness and efficiency of these functions.
Billie Flaherty EVP, General Counsel and Secretary	Strong leadership in supporting multiple divestitures and organizational restructurings, playing a key role in legal entity consolidations and continuing to drive improvements in Chemtura's global ethics and compliance programs, while removing appropriate level of stranded costs in her areas of responsibility. Significant support in the corporate refinancing initiatives. Built an effective partnering legal organization with business and functional units.

Components of Compensation

Our compensation programs for named executive officers consist of base salary, annual performance-based cash incentive compensation and long-term incentives tied to improvement and growth. The information in the following chart summarizes the elements of fiscal 2015 compensation for the executive officers named in the Summary Compensation Table on page 34. Further information about each component is presented in the sections following this chart.

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Compensation	Key Features	Objectives

Base Salary	■ Fixed pay that takes into account the executive's responsibilities, experience and expertise ■ Re-evaluated annually and on significant changes in job responsibility	■ Provide a regular source of income at market-competitive levels

Management Incentive Plan (MIP)

■

Variable performance-based cash compensation

■

Committee determines payout based on performance against target with respect to metrics

■

2015 Metrics include:

◦

Basic Earnings Per Share – a measure of earnings

◦

Consolidated Abbreviated Free Cash Flow – a measure of working capital management

◦

Strategic Measures – established for certain executives other than the CEO to focus the executive on achievements critical to long-term success

◦

Adjusted Total Recordable Case Rate – a measure of safety performance

◦

Individual Performance – by the executive in furtherance of our financial and strategic objectives

■

Subject to Clawback Policy

■ Focus the organization on achieving key financial results and reward for successful performance ■ Align officers with annual goals and strategic objectives

Long-Term Incentive Plan (LTIP)

■

Equity-based incentive compensation: amount realized is dependent upon Chemtura achieving long-term financial goals and stock price performance

■

Award opportunity consists of restricted stock units (RSUs) and performance shares

■

Unless otherwise determined by the Committee, awards represent a forward-looking incentive opportunity

■

Double-trigger vesting in the event of a change in control

■

RSUs (45% of total value for CEO: 50% for other named executive officers):

◦

Ratable vesting over a three-year service period

■

Performance Shares (55% of total value for CEO; 50% for other named executive officers):

◦

Shares eligible for vesting at end of three-year service period based on Chemtura performance

◦

performance shares metric is relative total shareholder return against the companies comprising the Dow Jones U.S. Chemical Index

◦

Award settled in shares of Chemtura stock

■

Subject to Clawback Policy

■

Attract and retain key executives and employees, align their interests with shareholders, focus them on achieving and sustaining longer-term business results and reward exceptional performance

■

RSUs

◦

motivate officers to achieve longer-term financial goals that are expected to lead to increased shareholder value

◦

service requirement focuses officers on sustained performance and serves as an additional retention tool

◦

year-over-year grants reward sustained performance of key financial measures

■

Performance Shares are linked to total shareholder return and further align the interests of our named executive officers and shareholders in the creation of shareholder value over the long term

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Emphasis on Performance-Based and Long-Term Compensation

Consistent with our core principle of ensuring that compensation is closely linked to individual, business-unit and Company-wide performance and aligns the interest of our executives with our shareholders both in the short term and the long term, our executive compensation programs are structured such that a significant portion of compensation is intended to be performance-based and/or long-term equity. We believe this encourages a focus on long-term growth and stock performance. The chart below indicates for our CEO and other named executive officers the percentage contribution of each element of 2015 compensation reflected in the Summary Compensation Table on page 34. This chart identifies those elements constituting performance-based compensation and those constituting long-term equity compensation. This chart highlights that performance-based and long-term equity compensation comprise a greater percentage of the compensation for our CEO from a percentage standpoint than for our other named executive officers.

Base Salary

Base salary levels are reviewed annually by the Committee as part of our annual performance management process, as well as upon promotions or other significant changes in job responsibility. Base salaries are reviewed and adjusted by the Committee with regard to:

■
individual performance of the executive as noted in the table on page 24;

■
internal review of the executive's compensation relative to others on the executive team;

■
new job responsibilities and promotions;

■
experience and expertise; and

■
market data provided by the analyses described above.

On May 6, 2015, the Committee approved merit and market adjustment base salary increases, effective May 25, 2015, as reflected in the following table:

	Base Salary at January 1, 2015	Increase Effective May 25, 2015		Base Salary at December 31, 2015

Executive	($)	Amount ($)	Percent (%)	($)

Craig Rogerson	1,100,000	-	-	1,100,000
Stephen Forsyth	522,000	8,000	1.53	530,000
Chet Cross	443,322	-	-	443,322
Billie Flaherty	421,196	8,804	2.09	430,000
Simon Medley	425,000	15,000	3.53	440,000

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Annual Performance-Based Cash Incentive Compensation

The Chemtura Corporation Management Incentive Program (the "MIP") is an annual performance-based cash incentive program. The MIP provides each participant, including named executive officers, with an opportunity to earn an annual cash incentive based on attainment of pre-established financial performance and strategic goals linked to our long-range plan (a "MIP Award"). Participants in the MIP fall into one of three groups: executive participants; function participants; and business participants. Some participants may be allocated or split between function and business or multiple business units depending on their positions and responsibilities.

Each MIP participant is assigned an incentive opportunity expressed as a percentage of base pay (a "Target Percentage"), and performance metrics are established with varying weightings totaling 100%. For each performance metric, threshold, target and maximum performance levels are set. The participant is credited 0% if the threshold is not met, 100% at target, and 200% if the maximum is met or exceeded. An intermediary credit is given if performance falls between these levels based on straight line interpolation. A participant's final MIP Award is calculated by multiplying his or her Target Percentage by the weighted average percentage calculated for each performance metric. That figure is then subject to adjustment for a safety multiplier and an individual performance multiplier. A participant's final MIP Award cannot exceed 200% of his or her Target Percentage and is subject to our Senior Executive Bonus Plan as described below on page 30.

2015 Performance Measures.

  Basic Earnings Per Share (EPS). This is defined as Consolidated Net Earnings divided by the basic weighted average shares of Chemtura common stock outstanding for the calendar year. Consolidated Net Earnings consists of Consolidated Operating Income less (i) other expense, (ii) interest expense and (iii) income tax expense/(benefit) (excluding certain tax expense and benefits not directly related to current year pre-tax income), plus other income. Consolidated Operating Income, in turn, is derived from Operating Income, as reported in Chemtura's audited financial statements, adjusted to exclude certain expenses, gains and losses and tax charges or benefits that may not be indicative of our core operations. The value of these exclusions is tax effected in the computation of Consolidated Net Earnings. We use EPS as one of the key metrics in determining the allocation of resources and in evaluating the performance of our operations and identifying operating trends. We include it as a MIP performance metric to incentivize management to achieve our annual and long-range financial and business objectives. For additional information on the reconciliation of this non-GAAP financial metric to our reported GAAP Basic Earnings Per Share included in our 2015 Form 10-K, see Appendix A – Basic Earnings Per Share on page A-1.

  Beginning with the MIP for 2015, we substituted EPS for Consolidated Operating Income (COI) as a profitability MIP metric. The Committee believes that EPS better reflects management's success in executing on non-operating activities (such as minimizing the corporate tax rate, managing interest expense, reducing stranded cost and repurchasing shares of our common stock) while retaining focus on operating performance, thereby capturing more aspects of management of the business. It also aligns better with how investors value Chemtura stock.

  Consolidated Abbreviated Free Cash Flow (CAFCF). This is defined as the sum of Consolidated Adjusted EBITDA, less increases (or plus reductions) in Net Working Capital, less Investments. Net Working Capital is calculated as the sum of account receivables and inventory less accounts payable. Investments are calculated as the sum of the value of capital expenditures and investments in intangible assets. Net Working Capital and Investments are each measured in a manner consistent with the methods used to compute their values in the preparation of the Statement of Cash Flows in accordance with US GAAP. This metric provides a measure of cash management performance reflecting key elements of cash flow. For additional information on the reconciliation of this non-GAAP financial metric to our reported Adjusted EBITDA, see Appendix B – Consolidated Abbreviated Free Cash Flow on page B-1.

  Strategic Measures. For certain of our named executives additional strategic measures are established representing a portion of their incentive opportunity. These strategic measures are chosen to focus each executive on specific annual achievements that are deemed critical to positioning Chemtura for long-term success.

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  The 2015 MIP Target Percentages and performance metrics established for the named executives in the 2015 MIP are summarized in the following table:

	MIP Target as	2015 Performance Measure Weightings

Executive	a Percent of Base Salary	EPS	CAFCF	Strategic Measures

Craig Rogerson	100%	70%	30%	-
Stephen Forsyth	70%	60%	20%	20%
Chet Cross	70%	60%	20%	20%
Billie Flaherty	60%	60%	20%	20%
Simon Medley	70%	15% 60% Business Unit Adjusted EBITDA(1)	25% Business Unit Abbreviated Free Cash Flow(1)	-

(1)
Mr. Medley, became an executive officer in May 2015 and – consistant with his MIP compensation formula established for prior years – a portion of his 2015 MIP formula was based on the combined Adjusted EBITDA before functional cost allocations and Abbreviated Free Cash Flow of the Industrial Performance Products ("IPP") segment and the Great Lakes Solutions ("GLS") business unit.

2015 Multipliers The actual awards payable to the named executive officers is further subject to the following adjustment factors:

  Safety Multiplier. This consists of the total recordable case rate for Chemtura employees (the "Employee TRCR"), with adjustments to reflect the total recordable case rate for contract employees (the "Contractor TRCR") and the number of process safety incidents ("PSIs"). Total recordable case rate, as defined by OSHA, is calculated by multiplying the number of recordable injuries in the workplace by 200,000 and dividing by the number of labor hours. A PSI is defined (consistent with standards promulgated by the American Chemistry Council) as an unexpected release of toxic, reactive, or flammable liquids and gases in processes involving highly hazardous chemicals beyond specified thresholds, resulting in injuries or involving more than $25,000 in damages. Threshold, target and outstanding benchmarks are set, resulting in a multiplier of 0.90x, 1.00x or 1.10x to the amount calculated from the other performance metrics. The Contractor TRCR adjustment reflects injuries by contract workers, which may be a significant component of the workforce, and the PSI adjustment reflects incidents which may be significant but which do not necessarily result in workplace injuries. For each of these adjustments, a threshold, target and outstanding benchmark is set and the Safety Multiplier is adjusted by –0.05x, 0.00x or +0.05x based on actual results, with a floor of 0.90x and a cap of 1.10x applied to the resulting calculation.

  Individual Performance Multiplier. The Committee determines an individual performance multiplier for each participant. This may be 1.0x, but can be more or less than 1.0x based on the Committee's assessment of significant performance factors. The CEO recommends to the Committee the performance multiplier for each participant who reports directly to the CEO. The CEO and the applicable business or function leader recommends to the Committee the performance multiplier for each other executive officer.

The following graphic illustrates how the individual MIP Awards are determined under the 2015 MIP:

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Calculation of 2015 MIP Payouts.

Financial Performance Metrics.    The following table shows the calculation of financial performance metrics of the 2015 MIP for the named executive officers.

Metric		Threshold	Target	Maximum	Actual 2015 Results

Basic Earnings Per Share (EPS)	(in $ per share)	0.64	1.02	1.31	1.61
	Payout (1)	0%	100%	200%	200%(3)
Consolidated Abbreviated Free Cash	(in $ million)	109.9	149.9	179.9	158
Flow (CAFCF)	Payout (2)	0%	100%	200%	127.1%(4)

(1)
Intermediary EPS results are interpolated on a straight-line basis between the following levels (in $ per share) – $.64 (threshold) – 0%; $.74 – 25%; $.83 – 50%; $93 – 75%; $1.02 (target) – 100%; $1.12 – 133%; $1.21 – 166%; $1.31 (maximum) – 200%.

(2)
Intermediary results are interpolated on a straight-line basis.

(3)
A portion of Mr. Medley's 2015 earnings metric was based on Adjusted EBITDA before functional cost allocations of the combined IPP segment and the GLS business unit, resulting in a 50.1% payout to him on that metric.

(4)
Mr. Medley's 2015 cash flow metric was based on the Abbreviated Free Cash Flow of the combined IPP segment and GLS business unit, resulting in a 127.1% payout to him on that metric.

Strategic Measures. The Strategic Measures established for Mr. Forsyth, Mr. Cross and Ms. Flaherty for 2015 reflected a continued emphasis on total cost reductions, including elimination of stranded costs associated with divestitures completed in 2014. They also focused on delivering continuous improvement and actions to support the businesses in their implementation of their strategies and initiatives and enhance company-wide performance. During the course of 2015, a program of stranded cost reduction and other cost elimination was successfully completed by mid year, resulting in substantial projected savings beginning in the third quarter of 2015, as described in the Executive Summary on page 20. Other significant improvements were made and achievements realized in support of enhanced performance. Based on these results, and with the recommendation of the CEO, the Committee determined that the Strategic Measures had been successfully met for each of those three named executives officers and awarded target level (20%) credit toward each of their MIP Awards.

Safety Multiplier. The following table shows the calculation of the Safety Multiplier for 2015:

	Threshold		Target		Outstanding		Actual

	Benchmark	Multiplier	Benchmark	Multiplier	Benchmark	Multiplier	Results	Multiplier

Employee TRCR	>0.64	0.90x	0.49 to 0.64	1.00x	<=0.48	1.10x	0.22	1.10x
Contractor TRCR	>0.48	–0.05x	0.37 to 0.48	0.00x	<=0.36	+0.05x	1.13	–.05x
Process Safety Incidents	>=1.00	–0.05x	-		0.00	+0.05x	0.00	+.05x
Multiplier	Minimum	0.90x	Target	1.00x	Maximum	1.10x	Actual	1.10x

Individual Performance Multiplier. The Committee established individual performance multipliers for each participant of 1.0x.

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2015 MIP Payouts. This table presents the calculation of MIP Payouts awarded by the Committee for 2015, reflecting the factors described above:

Executive	Base Salary ($)	MIP Target (as % of Base Salary)	Weighted Results of Performance Factors (%)	Safety Multiplier (#)	Individual Performance Multiplier (#)	MIP Payout ($)

Craig Rogerson	1,100,000	100%	195.9%	1.1x	1.0x	2,154,900
Stephen Forsyth	522,000	70%	182.0%	1.1x	1.0x	665,028
Chet Cross	443,322	70%	182.0%	1.1x	1.0x	564,792
Billie Flaherty	421,196	60%	182.0%	1.1x	1.0x	459,946
Simon Medley	440,000	70%	91.5%	1.1x	1.0x	281,820

Discretionary Cash Bonuses. There were no discretionary cash bonuses awarded to our named executive officers for 2015.

Senior Executive Bonus Plan. Chemtura adopted the Senior Executive Bonus Plan (the "Bonus Plan") following approval by shareholders at the 2014 Annual Meeting. The Bonus Plan is designed as an umbrella plan under which the MIP bonuses are paid in order to allow Chemtura to deduct the amount of the payouts from our reported income under Section 162(m) of the Internal Revenue Code, to the extent feasible (as discussed below under Tax and Accounting Considerations on page 33). Under the Bonus Plan, payouts are subject to a per-person maximum of 2.5% of Chemtura's adjusted EBITDA (as defined in the Bonus Plan). Based upon Adjusted EBITDA for 2015, this maximum payout would be $5.925 million. For 2015, cash incentives determined under the MIP for participants in the Bonus Plan were lower than this maximum, and the Committee exercised negative discretion to pay the lower MIP Awards. Going forward, the Committee expects to continue to exercise negative discretion to limit payments to amounts determined under the MIP, if less than the maximum payable under the Bonus Plan.

Long-Term Incentive Compensation

The Chemtura Corporation 2010 Long-Term Incentive Plan (the "LTIP") provides for grants of nonqualified stock options, incentive stock options, stock appreciation rights, dividend equivalent rights, stock units, bonus stock, performance shares, restricted stock and RSUs. Our directors, officers and other employees, as well as others performing services for us, are eligible to receive grants under the LTIP. The LTIP is designed to attract and retain executives and key employees, align the interests of our executives and employees with those of our shareholders, and motivate and reward exceptional performance. Eleven million shares of common stock were reserved for issuance under the LTIP in 2010 and, as described below under Equity Compensation Plan Information on page 46, approximately 4.3 million shares remained available for issuance under the LTIP on December 31, 2015.

Policies Regarding the Grant of Equity Awards. The Committee approves all equity grants to our executive officers and generally grants awards at its regularly scheduled meeting in February. If the Committee is meeting during a black-out period in which Chemtura policy restricts trading in Company securities by insiders, our policy is that the Committee can approve the value of equity awards to be granted on a specified date set prospectively to fall after commencement of the next open trading window. Such awards are neither granted nor priced until the specified date, which permits material information regarding our performance for the prior fiscal period to be disseminated to the public before equity-based grants are made. The exercise price of stock options is set at the closing price of our common stock on the date of grant, or at the last prior closing price, if the grant date is not a trading day.

Annual Grants for 2015. On February 19, 2015, the Committee approved grants of RSUs, and performance shares under the LTIP for 2015 to each of the named executive officers. These grants were awarded effective March 1, 2015 and were determined based on:

■
the Committee's assessment of each executive's total compensation opportunity against the competitive market;

■
the Committee's assessment of Mr. Rogerson's performance, and Mr. Rogerson's assessment of the other named executive officers' performance, in each case as discussed above; and

■
Chemtura's core principles of executive compensation, as described on page 21.

To further reinforce and support Chemtura's executive compensation objectives, the Committee determined to deliver a substantial portion of the 2015 long-term incentive award to executives in the form of performance shares. Performance shares are notional shares of equity that are earned based on performance (here measured by total shareholder return). Based on the Committee's assessment of Chemtura's executive talent

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requirements and the other factors noted above, the Committee determined that, for 2015, for the CEO 45% of the long-term incentive award would be delivered in RSUs, and the remaining 55% would be delivered in performance shares. For the other named executive officers, this allocation would be 50% RSUs and 50% performance shares. In calculating these proportions, RSUs and performance shares were valued based on grant date market value, assuming a target level award in the case of performance shares.

The number of RSUs and performance shares granted by the Committee to each named executive officer is reflected in the 2015 Grants of Plan-Based Awards Table on page 36.

2015 Performance Share Awards. For performance shares granted in 2015, the actual number of shares to be issued will be based on Chemtura's performance over the three years ending December 31, 2017, as measured by Chemtura's total shareholder return over that period relative to all companies in the Dow Jones U.S. Chemical Index. The number of performance shares that vest and convert to shares of common stock can range from 0% to 200% of the number awarded depending on Chemtura's relative performance during the performance period, as illustrated in the following table (with interim points interpolated on a straight-line basis):

Chemtura's Total Shareholder Return over Performance Period Relative to all Companies in Comparative Index	Percent of Target Shares Earned (Performance Multiplier %)

Below 25th percentile	0%
At 25th percentile	25%
At 50th percentile	100%
At or above 75th percentile	200%

Vesting of Performance Shares during 2015. As of January 1, 2015, performance shares granted with respect to the 2012 fiscal year vested and were subsequently distributed to eligible participants. The total shareholder return of Chemtura over the three calendar years ended December 31, 2014 placed it at the 72.8 percentile relative to the companies comprising the Russell 3000 Index, resulting in participants earning 191.2% of target shares. Distribution of these performance shares to named executive officers is reflected in the Option Exercises and Stock Vested table appearing on page 38.

Annual Grants for 2016. On February 18, 2016, the Committee approved equity grants for all named executive officers. As in 2015, the 2016 mix of long-term incentive compensation is 45% in RSUs and 55% in performance shares for Mr. Rogerson and 50% in RSUs and 50% in performance shares for each other named executive officer. For purposes of that allocation, RSUs and performance shares are valued based on the market value of the notional or target number of underlying shares. The RSUs vest in three equal annual installments (1/3 on each of March 1, 2017, March 1, 2018 and March 1, 2019). The performance share measurement period will be the three calendar years ending December 31, 2018. The performance shares metric remains the relative total shareholder return against the companies comprising the Dow Jones U.S. Chemical Index, however – beginning with the 2016 grants, this relative performance will be calculated based upon a 30 calendar-day average closing price. The performance shares settle as soon as practical after the end of the performance period, but no later than March 15, 2019, based on the performance multiplier schedule described in the table above for 2015.

Other Compensation Elements

Savings Plans. Our named executive officers are eligible to participate in the Chemtura Corporation Employee Savings Plan (the "401(k) Plan"), a 401(k) tax-qualified savings plan generally available to all US-based Chemtura employees. 401(k) Plan participants, including executives, are eligible to receive a dollar-for-dollar match each paycheck on their personal contributions up to a maximum of 6% of their eligible compensation, subject to certain limits imposed by the Internal Revenue Code. In addition, a separate contribution is made by Chemtura of not less than 2% and (subject to achievement of specified financial metrics) up to 4% of eligible pay each year, generally in March following the applicable year.

Our named executive officers are also eligible to participate in Chemtura's non-qualified Supplemental Savings Plan (the "SSP"). This program is designed to provide benefits similar to the benefits available under the qualified 401(k) Plan for eligible compensation that is above the limits imposed by the Internal Revenue Code on contributions to the 401(k) Plan. Under the SSP, the named executive officers (and other eligible executives) may elect to defer receipt of up to 20% of their eligible cash compensation into the SSP and may receive matching and other contributions from Chemtura on a portion of these deferrals. Contributions are held in a rabbi trust and remain assets of Chemtura, subject generally to the claims of Chemtura's creditors.

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A participant's or beneficiary's right to receive a payment or benefit under the SSP is no greater than the right of an unsecured general creditor of Chemtura.

Participants in the SSP may invest their compensation deferrals into similar choices as those available in the 401(k) Plan, except where precluded by law. No preferential earnings are paid to participants, including named executive officers. At the time of election to defer amounts, the plan participant determines the form of distribution for future payout. The participant has the option of receiving payouts in the form of a lump sum, or a five-year or ten-year installment payout. Vesting for Chemtura contributions is the same as under the 401(k) Plan; immediate vesting for the Chemtura match. Upon the employee's termination from Chemtura, death, disability or other future date specified by the employee, the amounts contributed to the SSP, plus any deemed investment earnings on these amounts, are paid to the employee or their estate or beneficiary. Payment may be subject to a six-month waiting period in accordance with Section 409A of the Internal Revenue Code. Amounts deferred into the SSP and earnings on those amounts are not taxed as income to the participant until paid out at the end of the deferral period. In the event a change in control of Chemtura occurs (as defined in the SSP), accelerated payout of deferral balances will occur for all participants in the plan.

These savings plans are the only retirement programs available to our executive officers and are offered to provide compensation opportunities competitive with those commonly made available by other companies in our industry.

Stock Ownership Guidelines. The Committee believes that stock ownership by management closely aligns the interests of management with those of our shareholders. Guidelines adopted by the Committee require executives and certain other key employees to meet specific ownership limits as a multiple of base salary. These guidelines were modified on May 6, 2015 to clarify the ownership requirements and make them equal across comparably titled positions. As modified, the guidelines are as follows:

Position	Equity Guideline

Chief Executive Officer	5 x base salary
Executive Vice President	3 x base salary
Senior Vice President	2 x base salary
Vice President	1 x base salary
Certain other members of senior management designated by the CEO	1 x base salary

Under the guidelines, executives have five years from adoption (January 2012) or the date they are appointed to an office to achieve the applicable ownership requirement. If the applicable target changes because of a change in title or salary, the executive will have five years from the next January 1st to acquire any additional shares needed to meet the guidelines. Currently, all of our named executive officers have met the guideline amount.

Once achieved, ownership of the minimum requirement must be maintained for as long as the executive is subject to the guidelines, though a failure to maintain the requisite ownership due to fluctuations in the value of Chemtura stock will not by itself violate the guidelines. In calculating an executive's equity ownership, stock, restricted stock, RSUs and other positions for which beneficial ownership (as defined under Section 16 of the 1934 Act) would be attributed will be included, but stock options and unvested/unearned performance shares will not count towards the minimum ownership requirement. The value of an executive's position is based on a rolling 13- month average of market prices. The complete guidelines may be viewed on our web site at www.chemtura.com.

With limited exceptions, executives will generally be prohibited from selling shares if they would not meet the ownership requirement after sale. This includes shares received on exercise of stock options or vesting of other equity awards. Permitted exceptions include sales to pay for the exercise price of stock options, to cover taxes associated with the equity awards, or (in extraordinary circumstances) with permission of the Committee.

Clawback Policy. The Committee has adopted a Clawback Policy which provides, among other things, that each current or former executive officer must repay to Chemtura any cash bonus or other incentive-based compensation (other than time-based stock options) received by the executive officer based on Chemtura's financial results for any fiscal period beginning on or after January 1, 2013 if and to the extent:

■
the incentive payment was based on the achievement of financial results that, within three years after the payment of the incentive payment, become the subject of a restatement of Chemtura's financial

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  statements due to material noncompliance by Chemtura with any financial reporting requirement under applicable securities laws;

■
the amount of the incentive payment that would have been received had the financial results been properly reported would have been lower than the amount actually received; and

■
the Board determines, in its sole discretion, that it is in the best interests of Chemtura and its shareholders to seek repayment of all or a portion of the incentive payment.

Employment Agreements with our Named Executive Officers. We have employment agreements with Mr. Rogerson, Mr. Forsyth, Mr. Cross and Ms. Flaherty which specify minimum base compensation and annual bonus opportunities and provide certain severance and change in control benefits. These employment agreements are described under Employment Agreements on page 39. The Committee believes that these employment agreements are an important element of our executive officers' compensation packages in order to be competitive with other companies that compete with us for executive officer talent.

Advisory Vote on Executive Compensation.

As required under Section 14A of the 1934 Act, Chemtura holds an annual advisory vote on a resolution to approve the compensation of our named executive officers. When setting compensation, and in determining compensation policies and practices, the Committee gives careful consideration to the results of this advisory vote. At the 2015 Annual Shareholders' Meeting, 96.85% of votes cast approved Chemtura's compensation program for our named executive officers. The Committee took into consideration the results of the advisory vote and other shareholder input by continuing to emphasize the core objectives underlying Chemtura's executive compensation program. We value the opinions of our shareholders.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code generally provides that certain kinds of compensation in excess of $1 million in any single year paid to the CEO and the three other most highly compensated executive officers (other than our principal financial officer) are not deductible for federal income tax purposes unless (among other exceptions) the compensation qualifies as "performance-based compensation" under a program or arrangement that has been disclosed to and approved by shareholders. Performance-based compensation qualifying under Section 162(m), among other requirements, must be payable only upon the attainment of pre-established, objective performance goals that were established by a Board committee consisting only of outside directors. The Committee's policy is to obtain deductibility to the extent feasible while maintaining flexibility in compensating executive officers to promote varying corporate goals. In support of that objective, following approval by shareholders at the 2014 Annual Meeting, Chemtura adopted the Senior Executive Bonus Plan to allow, to the extent possible, Chemtura to deduct the amount of the MIP payouts from our reported income under Section 162(m). The terms of this plan are described more fully under Senior Executive Bonus Plan on page 30. The Committee, in the exercise of its business judgment, will determine MIP Award amounts, LTIP awards, and whether or not to make awards that satisfy the "qualified performance-based" requirements of Section 162(m) in order to maximize tax deductibility of executive compensation.

When determining amounts and forms of compensation grants to executive officers and employees, the Committee considers the accounting cost associated with the grants. The accounting expense of equity awards to employees is calculated in accordance with Accounting Standards Codification ("ASC") Topic 718, Compensation – Stock Compensation ("ASC 718"). For a discussion of the assumptions and methodologies used to calculate the expense of equity awards, see Note 12 – Stock Incentive Plans to our Consolidated Financial Statements in our 2015 Form 10-K. The Committee believes, however, that the advantages of equity compensation programs, as discussed above, outweigh the non-cash expense associated with them.

Sections 4999 and 280G, respectively, of the Internal Revenue Code impose an excise tax on payments to executives and disallow a tax deduction by Chemtura for severance and other payments made to certain executives in connection with a change in control, to the extent the payments exceed specified limits in the Internal Revenue Code. We have designed our severance and change in control arrangements to eliminate or minimize the potential adverse impact under Sections 4999 and 280G.

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Executive Compensation Information

Summary Compensation Table

The table below presents information as of December 31, 2015, 2014 and 2013 regarding compensation earned by or awarded to each of our named executive officers for services rendered in those years in which they served as executive officer as required by SEC regulations. These officers consist of the Chief Executive Officer, the Chief Financial Officer and each of the three other most highly compensated executive officers as of December 31, 2015.

Name of Executive Principal Position	Year	Base Salary ($)(1)	Stock Awards ($)(2)	Stock Options ($)(2)	Non- Equity Incentive ($)(3)	Change in Value of Nonqualified Deferred Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)

Craig Rogerson	2015	1,104,231	4,135,055	-	2,154,900	-	78,698	7,472,884
Chairman, President	2014	1,094,327	4,049,165	-	-	-	75,221	5,218,713
& CEO	2013	1,079,135	2,796,776	1,272,151	-	-	130,182	5,278,244
Stephen Forsyth	2015	528,900	873,732	-	665,028	-	51,779	2,119,439
EVP & Chief Financial	2014	524,008	1,034,600	-	127,890	-	40,145	1,726,643
Officer	2013	524,008	599,313	272,602	-	-	55,591	1,451,514
Chet Cross	2015	445,027	640,712	-	564,792	-	38,858	1,689,389
EVP, Supply Chain	2014	442,431	783,813	-	73,377	-	542,410	1,842,031
& Operations	2013	438,450	439,502	199,908	-	-	979,501	2,057,361
Billie Flaherty	2015	428,200	640,712	-	459,946	-	40,995	1,569,853
EVP, General Counsel	2014	419,544	747,188	-	74,329	-	33,887	1,274,948
& Secretary	2013	410,890	439,502	199,908	-	-	44,448	1,094,748
Simon Medley	2015	435,808	640,712	-	281,820	-	39,981	1,398,321
EVP, Industrial Performance Products & Great Lakes Solutions(6)

(1)
Amounts reported in this column include amounts deferred under Chemtura's 401(k) Plan and under Chemtura's non-qualified Supplemental Savings Plan (the "SSP") by each named executive officer. For additional information on SSP contributions, see the 2015 Non-Qualified Deferred Compensation Table on page 39.

(2)
In accordance with SEC rules, we calculated the amounts shown in these columns to reflect the aggregate grant date fair value, calculated in accordance with ASC 718, excluding the effect of estimated forfeitures, and, with respect to performance shares, based upon the probable outcome of the performance conditions on the grant date. For a discussion of the assumptions and methodologies used to calculate the amounts referred to above, see Stock Incentive Plans, Note 12 to our Consolidated Financial Statements in our 2015 Form 10-K. For the 2015 performance share grants, the value of the awards at the grant date assuming that the highest level of performance conditions will be achieved, would be as follows: Mr. Rogerson – $3,849,983; Mr. Forsyth – $ 750,015; Mr. Cross – $ 549,990; Ms. Flaherty – $ 549,990; and Mr. Medley – $549,990.

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(3)
Amounts reported in this column are annual performance-based cash incentives under our MIP that are subject to pre-established performance measures. See Annual Performance-Based Cash Incentive Compensation on page 27.

(4)
Under SEC rules, only above-market or preferential earnings are required to be disclosed under this column.

(5)
The following table describes the components of the All Other Compensation column for 2015. Amounts reported in the column titled Chemtura Contributions to DC Plans include Chemtura contributions to the 401(k) Plan and the SSP. For further discussion of those plans, see Other Compensation Elements on page 31.

Executive	Chemtura Contribution to DC Plans ($)	Personal Umbrella Insurance ($)	Group Term Life ($)	Total ($)

Craig Rogerson	74,024	2,352	2,322	78,698
Stephen Forsyth	46,046	2,169	3,564	51,779
Chet Cross	34,367	2,169	2,322	38,858
Billie Flaherty	36,504	2,169	2,322	40,995
Simon Medley	37,002	2,169	810	39,981

(6)
Mr. Medley became an executive officer on May 7, 2015. Prior to that date, he had served with Chemtura in a non-executive officer capacity.

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2015 Grants of Plan-Based Awards

The following table sets forth information regarding cash incentive and equity performance-based incentive compensation awarded to our named executive officers in 2015 under our annual Management Incentive Plan (MIP) and Long-Term Incentive Plan (LTIP). Awards under the LTIP include restricted stock units (LTIP RSUs) and performance shares (LTIP PS's). No stock options were granted in 2015.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: # of Shares of Stock	Full Grant Date Fair

Executive Award	Grant Date(1)	Approval Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)(4)	Value ($)

Craig Rogerson
MIP			-	1,100,000	2,200,000
LTIP RSUs	3/1/15	2/19/15							60,000	1,575,000
LTIP PS's	3/1/15	2/19/15				-	73,333	146,666		2,560,055
Stephen Forsyth
MIP			-	365,400	730,800
LTIP RSUs	3/1/15	2/19/15							14,286	375,008
LTIP PS's	3/1/15	2/19/15				-	14,286	28,572		498,724
Chet Cross
MIP			-	310,325	620,651
LTIP RSUs	3/1/15	2/19/15							10,476	274,995
LTIP PS's	3/1/15	2/19/15				-	10,476	20,952		365,717
Billie Flaherty
MIP			-	252,718	505,435
LTIP RSUs	3/1/15	2/19/15							10,476	274,995
LTIP PS's	3/1/15	2/19/15				-	10,476	20,952		365,717
Simon Medley
MIP			-	308,000	616,000
LTIP RSUs	3/1/15	2/19/15							10,476	274,995
LTIP PS's	3/1/15	2/19/15				-	10,476	20,952		365,717

(1)
See Long-Term Incentive Compensation – Policies Regarding the Grant of Equity Awards on page 30 for more information on how our Committee approves and grants equity awards.

(2)
Under our Senior Executive Bonus Plan, each executive is eligible to receive up to 2.5% of Chemtura's Adjusted EBITDA for the year, subject to the Committee's electing to exercise negative discretion and pay a lesser amount. The Committee exercises this discretion by operation of the MIP. Amounts reported in these columns represent the possible target and maximum payouts under the 2015 MIP. Possible payouts under the MIP range from $0, if the threshold is not met, to the maximum payout possible, and amounts assume all performance measures are achieved at maximum or outstanding levels. The MIP is an annual cash incentive opportunity and, therefore, these awards are earned in the year of grant. See the column captioned Non-Equity Incentive in the Summary Compensation Table on page 34 for the actual payouts to the 2015 MIP. See also the discussion of Annual Performance-Based Cash Incentive Compensation on page 27.

(3)
Amounts reported in these columns represent the possible target and maximum payouts for performance shares awarded during 2015 under the LTIP. The number of shares that vest is based on Chemtura's total shareholder return relative to all companies in the Dow Jones U.S. Chemical Index over the three years ending December 31, 2017. At the end of the three-year performance period, the actual award, delivered as Chemtura common stock, can range from 0% to 200% of the original grant. Performance shares settle as soon as practical after December 31, 2017, but no later than March 15, 2018.

(4)
Amounts reported in these columns represent RSUs granted under the LTIP. These vest in three equal installments on March 1, 2016, March 1, 2017 and March 1, 2018.

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Outstanding Equity Awards at 2015 Fiscal Year-End

The following table presents information regarding the outstanding equity awards held by each of our named executive officers as of December 31, 2015 and reflects the closing market price of $27.27 on that date:

	Option Awards(1)				Stock Awards(1)

					Restricted Stock Units		Performance Shares

Executive Plan (2) (Grant Date)	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# not exercisable)	Option Exercise Price ($)	Option Expiration Date	Number of Units of Stock That Have Not Vested (#)	Market Value of Units of Stock that Have Not Vested ($)	Number of Unearned Performance Units of Stock That Have Not Vested (#)	Market Value of Units of Stock That Have Not Vested ($)

Craig Rogerson
2011 LTIP (3/10/11)	197,853	-	16.03	3/10/21
2013 LTIP (3/1/13)	85,494	42,747	20.50	3/1/23	22,765	620,802	51,220	1,396,769
2014 LTIP (3/1/14)	-	-			46,764	1,275,254	85,733	2,337,939
2015 LTIP (3/1/15)	-	-			60,000	1,636,200	73,333	1,999,791

Total	283,347	42,747			129,529	3,532,256	210,286	5,734,499
Stephen Forsyth
2009 EIP (11/10/10)	45,805	-	15.50	11/10/20	-	-	-	-
2010 EIP (3/10/11)	37,833	-	16.03	3/10/21	-	-	-	-
2011 LTIP (3/10/11)	101,227	-	16.03	3/10/21	-	-	-	-
2012 LTIP (3/1/12)	39,457	-	15.38	3/1/22	-	-	-	-
2013 LTIP (3/1/13)	18,320	9,160	20.50	3/1/23	4,878	133,023	10,976	299,316
2014 LTIP (3/1/14)	-	-			13,334	363,618	20,000	545,400
2015 LTIP (3/1/15)	-	-			14,286	389,579	14,286	389,579

Total	242,642	9,160			32,498	886,220	45,262	1,234,295
Chet Cross
2013 LTIP (3/1/13)	13,434	6,718	20.50	3/1/23	3,578	97,572	8,049	219,496
2014 LTIP (3/1/14)	-	-			10,102	275,482	15,152	413,195
2015 LTIP (3/1/15)	-	-			10,476	285,681	10,476	285,681

Total	13,434	6,718			24,156	658,734	33,677	918,372
Billie Flaherty
2013 LTIP (3/1/13)	8,396	6,718	20.50	3/1/23	3,578	97,572	8,049	219,496
2014 LTIP (3/1/14)	-	-			9,630	262,610	14,444	393,888
2015 LTIP (3/1/15)	-	-			10,476	285,681	10,476	285,681

Total	8,396	6,718			23,684	645,863	32,969	899,065
Simon Medley
2012 LTIP (11/1/12)	3,734	-	16.67	11/1/22	-	-	-	-
2013 LTIP (3/1/13)	4,518	2,260	20.50	3/1/23	1,204	32,833	2,707	73,820
2014 LTIP (3/1/14)	-	-			4,041	110,198	6,061	165,283
2015 LTIP (3/1/15)	-	-			10,476	285,681	10,476	285,681

Total	8,252	2,260			15,721	428,712	19,244	524,784

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(1)
Unvested stock options, RSUs and performance shares become exercisable or vested (and, where applicable, expire) in accordance with the schedules below, subject to performance conditions and accelerated vesting under certain circumstances described under Long-Term Incentive Compensation on page 30:

		Stock Options		Restricted Stock Units	Performance Shares

Plan	Grant Date	vest and become exercisable:	expire if unexercised on:	vest and are delivered:	become eligible for vesting and delivery:	based on performance over period:

2013 LTIP	3/1/13	1/3 on 3/1/14 1/3 on 3/1/15 1/3 on 3/1/16	3/1/23	1/3 on 3/1/14 1/3 on 3/1/15 1/3 on 3/1/16	100% by 3/15/16	1/1/13 to 12/31/15
2014 LTIP	3/1/14			1/3 on 3/1/15 1/3 on 3/1/16 1/3 on 3/1/17	100% by 3/15/17	1/1/14 to 12/31/16
2015 LTIP	3/1/15			1/3 on 3/1/16 1/3 on 3/1/17 1/3 on 3/1/18	100% by 3/15/18	1/1/15 to 12/31/17

(2)
The 2009 Emergence Incentive Plan and the 2010 Emergence Incentive Plan (the "2009 EIP" and the "2010 EIP") were approved by the Bankruptcy Court while Chemtura was in Chapter 11 proceedings and resulted in awards to certain executives following emergence. No further grants may be made under these emergence plans.

Option Exercises and Stock Vested

The following table presents information regarding option and stock awards vested and exercised for each of our named executive officers during fiscal 2015. No portion of the shares acquired by the named executive officers was deferred.

	Option Awards		Stock Awards

Executive	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Craig Rogerson	653,443	9,762,308	229,863	5,596,236
Stephen Forsyth	-	-	51,350	1,253,108
Chet Cross	123,285	1,627,443	40,268	981,658
Billie Flaherty	63,390	769,401	37,378	912,118
Simon Medley	-	-	6,990	179,635

Pension Benefits

None of our named executive officers participate or have account balances in qualified defined benefit plans sponsored by Chemtura.

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2015 Nonqualified Deferred Compensation

The following table summarizes the cash compensation deferred by our named executive officers under the non-qualified Chemtura Corporation Supplemental Savings Plan (the "SSP") and Chemtura's contributions to the SSP. For additional information on the SSP, see Other Compensation Elements – Savings Plans on page 31.

Executive	Executive Contributions in Last Fiscal Year ($)(1)	Chemtura Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)(3)

Craig Rogerson	52,924	52,924	8,938	-	1,450,377
Stephen Forsyth	30,046	30,046	(21,588)	-	821,938
Chet Cross	15,667	15,667	(150)	-	261,477
Billie Flaherty	15,735	15,735	(732)	-	154,224
Simon Medley	26,776	16,065	1	-	42,842

(1)
Amounts listed in this column are included in Base Salary for 2015 in the Summary Compensation Table on page 34.

(2)
Amounts listed in this column are included in the All Other Compensation column of the Summary Compensation Table on page 34.

(3)
Balances listed in this column include the following amounts which were reported in the Summary Compensation Table in previous years: Mr. Rogerson – $1,335,591; Mr. Forsyth – $783,435; Mr. Cross – $230,294; Ms. Flaherty – $123,485, plus earnings on those amounts.

Employment Agreements

Chemtura is party to employment agreements dated November 10, 2010 (the "Employment Agreements") with each of our named executive officers, other than Mr. Medley (the "Covered Executives"). The Employment Agreements were approved by the Bankruptcy Court. In keeping with current best practices, each of the Covered Executives entered into amendments to their Employment Agreement on March 9, 2011 to eliminate Section 280G excise tax gross-up provisions and remove any perquisite allowance from the calculation of severance. Chemtura does not currently offer our named executive officers a perquisite allowance. Additionally, on April 1, 2011, each of the Covered Executives agreed to irrevocably and permanently waive their right to receive any minimum annual equity awards. Each of our named executive officers has also acknowledged and agreed to be bound by the terms of Chemtura's Clawback Policy. The descriptions of the Employment Agreements set out below reflect these amendments and waivers.

The Employment Agreements provide for the employment of each Covered Executive officer in specified positions for terms of employment continuing until December 31, 2014, subject to automatic 12-month extensions until terminated by either party (the "Employment Term"). None of these agreements have been terminated by any party. They specify minimum annual base salaries and, to the extent earned based on performance against objective criteria, minimum annual cash bonus opportunities. The positions and minimum salaries and bonus opportunities as set out in the Employment Agreements are as follows:

Executive	Position as set out in November 10, 2010 Employment Agreement	Minimum Annual Base Salary ($)	Minimum Annual Bonus Opportunity ($)

Craig Rogerson	President and Chief Executive Officer	1,000,000	100%
Stephen Forsyth	Executive Vice President and Chief Financial Officer	475,000	70%
Chet Cross	Executive Vice President, Group President Engineered and Performance Industrial Products	380,000	70%
Billie Flaherty	Senior Vice President, General Counsel and Corporate Secretary	350,000	50%

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Actual base salaries are subject to periodic adjustment, and have been increased by the Committee as described under Base Salary on page 26. The MIP bonus program and current actual award opportunities are described further under Annual Performance-Based Cash Incentive Compensation on page 27.

Under the Employment Agreements, equity awards consisting of RSUs, stock options and performance shares have been granted to each Covered Executive. Future rights to any minimum annual equity award under the Employment Agreements have been waived by each Covered Executive.

The Employment Agreements entitle the Covered Executives, during the Employment Term, to paid vacation in accordance with the applicable policies of Chemtura, and to participate in such medical, dental and life insurance, retirement and other plans as Chemtura may have or establish from time to time on terms and conditions applicable to other senior executives of Chemtura generally.

Pursuant to the Employment Agreements, each of the Covered Executives also entered into a Confidentiality and IP Agreement and a Non-Compete Agreement with Chemtura, whereby the Covered Executives agreed to certain restrictions on their use of confidential information and intellectual property of Chemtura, as well as to refrain from solicitation of Chemtura employees and competition with Chemtura for certain periods during and following the Employment Term.

The Employment Agreements also contain provisions providing for benefits under certain circumstances upon termination of a Covered Executive's employment. These are described below under Potential Payments on Termination or Change in Control.

In January 2013, Mr. Cross relocated on temporary assignment to Chemtura's offices in Shanghai, People's Republic of China. In connection with this relocation, on December 10, 2012, the Committee approved the payment of certain expenses to Mr. Cross pursuant to Chemtura's reimbursement policy on relocation and temporary international assignment, which is applicable to eligible employees who relocate at Chemtura's request. Actual compensation associated with these arrangements for 2013 and 2014 is included in the All Other Compensation column of the Summary Compensation Table on page 34.

Potential Payments upon Termination or Change in Control

Our executive officers are eligible to receive certain benefits in the event their employment is terminated by Chemtura without Cause, or by the executive for Good Reason, or upon their retirement, disability or death. The benefits to which each Covered Executive is entitled is governed by their respective Employment Agreement. Certain terms used in this section including Change in Control, Cause and Good Reason have specific meanings defined in the Employment Agreements. Other corporate policies which apply to named executive officers who are not Covered Executives, and which may apply to the Covered Executives in certain circumstances, include the Executive Severance Plan, which governs certain terminations within 24 months following a change in control, and the Chemtura Severance Plan, which governs terminations generally. These plans are defined and described in further detail under Severance Plans on page 44.

Set out below are calculations as of December 31, 2015 of the estimated benefits our named executive officers would receive in various situations. Although the calculations are intended to provide reasonable estimates of the potential benefits, they are based on numerous assumptions and may not represent the actual amount an executive would receive if an eligible termination event were to occur. In addition to the amounts described in the following sections, each executive would retain the amounts which he or she has earned or accrued over the course of his or her employment prior to the termination event, and would receive any amounts accrued but unpaid through the date of termination. All amounts payable under the Employment Agreements beyond accrued benefits are subject to the Covered Executive's execution of a release of claims in favor of Chemtura.

Termination by Chemtura without Cause or by the Executive with Good Reason. If a named executive's employment is terminated by Chemtura without Cause or by the executive with Good Reason (an "involuntary termination"), the benefits received will depend on whether the involuntary termination is in connection with a Change in Control.

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■
No Change in Control. If the involuntary termination is not in connection with a Change in Control, each Covered Executive will receive the following benefits under their respective Employment Agreements:

  ■
  Cash Severance. Over a 12-month period following termination, Chemtura will pay the executive severance totaling the product of (x) 2.0 for Mr. Rogerson, 1.5 for Mr. Forsyth, or 1.0 for each other Covered Executive, and (y) the sum of the executive's base salary and target bonus;

  ■
  Pro-rated Bonus. Chemtura will pay the executive a bonus for the calendar year in which the termination occurs pro-rated based on the number of days the executive was employed during that year, based on full-year performance, and paid at the same time as bonuses are paid to other Chemtura employees;

  ■
  Stock Options, RSUs and Performance Shares. All vested outstanding equity awards will remain outstanding and exercisable, if applicable, through their stated expiration dates; unvested awards will be cancelled;

  ■
  Welfare Benefits. The executive and his or her covered dependents will be entitled to continued participation for 2.0 years (for Mr. Rogerson), 1.5 years (for Mr. Forsyth), or 1.0 years (for each other Covered Executive), in such medical, dental, and hospitalization insurance coverage as is in place immediately prior to termination; and

  ■
  Outplacement. The executive will receive outplacement services.

Each executive other than a Covered Executive will receive benefits under the Chemtura Severance Plan equal to 52 weeks base salary and welfare benefits.

The table below sets forth the estimated benefits each of our named executive officers would receive under these provisions if the termination occurred on December 31, 2015.

	Cash Severance ($)	Pro-rated Bonus(1) ($)	Stock Options ($)	RSUs ($)	Performance Shares ($)	Welfare Benefits ($)	Out- placement ($)	Total ($)

Craig Rogerson	4,400,000	1,100,000	-	-	-	32,136	25,000	5,557,136
Stephen Forsyth	1,331,100	365,400	-	-	-	23,706	20,000	1,740,206
Chet Cross	753,647	310,325	-	-	-	16,068	20,000	1,100,040
Billie Flaherty	673,914	252,718	-	-	-	16,068	20,000	962,700
Simon Medley	440,000	-	-	-	-	8,288	-	448,288

        (1)
        The pro-rated bonus amount is at target for the full year as the table assumes a termination on December 31, 2015.
■
Change in Control. If the involuntary termination occurs within two years after a Change in Control or prior to a Change in Control, if the termination was at the request of a third party or otherwise in anticipation of a Change in Control, each Covered Executive will receive the following benefits under their respective Employment Agreements:

  ■
  Lump Sum Cash Severance. The executive will receive a lump sum amount equal to the product of (x) 3.0 for Mr. Rogerson, or 2.0 for each other Covered Executive, and (y) the sum of the executive's base salary and target bonus;

  ■
  Pro-rated Bonus. Chemtura will pay the executive a bonus for the calendar year in which the termination occurs pro-rated based on the number of days the executive was employed during that year, based on full-year performance, and paid at the same time as bonuses are paid to other Chemtura employees;

  ■
  Stock Options. Unvested stock options will accelerate and be immediately exercisable and all outstanding options will remain exercisable through their stated expiration dates;

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    ■
    RSUs. Unvested RSUs will accelerate and be immediately vested;

    ■
    Performance Shares. Performance shares will accelerate and be immediately vested at target levels;

    ■
    Welfare Benefits. The executive and his or her covered dependents will be entitled to continued participation for 2.0 years (for Mr. Rogerson), 1.5 years (for Mr. Forsyth), or 1.0 years (for each other Covered Executive), in such medical, dental, and hospitalization insurance coverage as is in place immediately prior to termination; and

    ■
    Outplacement. The executive will receive outplacement services.

Each executive other than a Covered Executive will receive benefits under the Executive Severance Plan equal to their base salary plus target bonus, a pro-rated bonus for the year of termination, welfare benefits and outplacement services.

The table below sets forth the estimated benefits each of our named executive officers would receive under these provisions if the termination occurred on December 31, 2015.

Executive	Cash Severance ($)	Pro-rated Bonus(1) ($)	Accelerated Vesting of Stock Options ($)(2)	Accelerated Vesting of RSUs ($)(2)	Accelerated Vesting of Performance Shares ($)(2)	Welfare Benefits ($)	Out- placement ($)	Reduction in Payment under Excise Tax Treatment ($)(3)	Total ($)

Craig Rogerson	6,600,000	1,100,000	289,397	3,532,256	5,734,499	32,136	25,000	(2,041,306)	15,271,982
Stephen Forsyth	1,774,800	365,400	62,013	886,220	1,234,295	23,706	20,000	-	4,366,434
Chet Cross	1,507,295	310,325	45,481	658,734	918,372	16,068	20,000	-	3,476,275
Billie Flaherty	1,347,827	252,718	45,481	645,863	899,065	16,068	20,000	-	3,227,022
Simon Medley	748,000	308,000	15,296	428,712	524,784	8,288	15,000	(267,968)	1,780,112

(1)
The pro-rated bonus amount is at target for the full year as the table assumes a termination on December 31, 2015.

(2)
Assumes a closing price of Chemtura common stock of $27.27 per share – the closing price on December 31, 2015.

(3)
The amounts reported in this column reflect the reduction in payment to each Covered Executive as provided for in the Employment Agreement Amendments entered into with each Covered Executive on March 9, 2011. Giving effect to these amendments, Chemtura may reduce any such parachute payments that would cause the Covered Executive to incur an excise tax if such reduced amount would provide a greater benefit to the executive than an unreduced payment that would be subject to an excise tax.

Termination by the Company for Cause or by the Executive without Good Reason. No additional benefits are payable if a named executive's employment is terminated by Chemtura for Cause or by the executive without Good Reason.

Change in Control of Chemtura without Termination. No additional benefits are payable to our named executive officers solely upon a Change in Control of Chemtura, absent termination of employment.

Death or Disability. No additional benefits are payable to our named executive officers upon termination for death or disability. However, under the MIP as in effect for 2015, if death or disability occurs following the end of the calendar year but prior to payment, the MIP Award will be considered accrued and payable notwithstanding the executive's death or disability.

Retirement. No additional benefits are payable to our named executive officers solely upon a voluntary retirement. However, under the MIP as in effect for 2015, if retirement occurs following the end of the calendar year but prior to payment, the MIP Award will be considered accrued and payable notwithstanding the executive's termination of employment.

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Severance Plans

The Chemtura Corporation Executive and Key Employee Severance Plan, as amended and restated as of March 10, 2015 (the "Executive Severance Plan") provides for severance benefits in the event of certain terminations within 24 months following a change in control. All persons designated as executive officers by the Board, and certain other persons designated as key employees, are eligible to participate upon execution of an acknowledgement and agreement form containing certain confidentiality, assignment of work product, non-competition and non-solicitation covenants and other provisions specified by Chemtura.

The Executive Severance Plan provides that following an involuntary termination without cause by Chemtura or by the participant for good reason, in either case within 24 months following a change in control, the participant will receive (a) a lump sum severance payment equal to the sum of his or her base salary and target annual bonus opportunity for the calendar year in which the termination occurs, (b) a pro-rated bonus for the current year based on the annual bonus that would have been paid had he or she remained employed, based on actual performance, (c) welfare benefits at the active employee rate for up to one year (or until eligible under another employer's plan), and (d) outplacement services up to $15,000.

The Chemtura Corporation Severance Plan, as emended and restated effective as of January 1, 2012 (the "Chemtura Severance Plan") applies to many Chemtura employees generally in the event of involuntary terminations without cause, regardless of whether a change in control has occurred. Benefits under the Chemtura Severance Plan are determined based on salary band and, in the case of executive employees, would consist of 52 weeks of base salary and benefits continuation.

The Executive Severance Plan and the Chemtura Severance Plan do not affect severance provisions of individual employment contracts to which a participant is a party, and severance payable under those plans will be offset by payments under such contracts. As described above under Employment Agreements on page 39, each Covered Executive is party to an Employment Agreement providing for greater severance benefits than is provided by those plans. However, under certain circumstances, including a situation where the Covered Executive no longer had in place an effective Employment Agreement, their benefits on termination may be governed by those plans. For named executives who are not Covered Executives, the Executive Severance Plan or Chemtura Severance Plan will govern the severance payments received on termination.

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Stock Ownership Information

The information presented below regarding beneficial ownership of Chemtura's common stock is presented in accordance with the rules of the SEC. Under these rules, beneficial ownership of common stock includes any shares to which a person, directly or indirectly, has or shares voting power or investment power within 60 days through the exercise of any stock option or other right.

Security Ownership of Certain Beneficial Owners

The following table sets forth the beneficial owners of more than 5% of Chemtura's outstanding common stock as of March 1, 2016:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class	Notes

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	3,730,209	5.74%	As reported on Schedule 13G/A filed with the SEC on January 28, 2016. According to the Schedule 13G/A, the reporting person has sole voting and dispositive power with respect to all of these shares.
GAMCO Investors, Inc., et al One Corporate Center Rye, New York 10580-1435	8,978,384	13.82%
			As reported on Amendment No. 6 to Schedule 13D filed with the SEC on January 1, 2015 by Mario J. Gabelli and various entities which he directly or indirectly controls or for which he acts as chief investment officer. The Schedule 13D reports ownership as follows: GAMCO Asset Management Inc. (5,101,054 shares); Gabelli Funds, LLC (3,657,000 shares); Teton Advisors, Inc. (96,400 shares); Gabelli Securities, Inc. (4,600 shares); MJG Associates, Inc. (no shares); Gabelli Foundation, Inc. (28,000 shares); GGCP, Inc. (25,000 shares); GAMCO Investors, Inc. (330 shares); and Mario J. Gabelli (66,000 shares). According to the Schedule 13D, each reporting person has sole voting and dispositive power, except that GAMCO Asset Management Inc. does not have authority to vote 341,800 shares and the authority of others may be subject to certain qualifications specified in the Schedule 13D.
Southeastern Asset Management, Inc. 6410 Poplar Ave., Suite 900 Memphis, TN 38119	4,286,930	6.60%
			As reported on Amendment No. 1 to Schedule 13G/A filed with the SEC on February 12, 2016. According to the Schedule 13G/A, Southeastern Asset Management, Inc., as registered investment adviser, has shared voting and dispositive power with respect to 4,248,730 shares and no voting power with respect to 38,200 shares. Longleaf Partners Small-Cap Fund has shared voting and dispositive power with respect to 4,248,730 shares.
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	6,252,693	9.62%
			As reported on Amendment No. 3 to Schedule 13G/A filed with the SEC on February 11, 2016. According to the Schedule 13G/A, the reporting person has sole voting power with respect to 146,913 shares, shared voting power with respect to 3,700 shares, sole dispositive power with respect to 6,105,685 shares and shared dispositive power with respect to 147,013 shares.

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Security Ownership of Management

The following table sets forth information as of March 1, 2016 concerning shares of common stock beneficially owned by each director and named executive officer and by all directors and executive officers as a group. For this purpose, deferred shares deliverable under deferral programs, RSUs vesting, and options exercisable within 60 days of March 1, 2016 are considered beneficially owned. Information is also presented including deferred shares deliverable more than 60 days after March 1, 2016.

Name	Shares owned on March 1, 2016(1)	Deferred shares deliverable within 60 days(2)	RSUs vesting within 60 days(3)	Options exercisable within 60 days(4)	Total beneficial ownership	Percent of outstanding shares	Deferred shares deliverable after 60 days(5)	Total ownership including deferred shares

Jeffrey Benjamin(6)	93,899	-	-	-	93,899	< 1%	-	93,899
Timothy Bernlohr	49,886	-	-	-	49,886	< 1%	-	49,886
Anna Catalano	24,535	-	-	-	24,535	< 1%	-	24,535
Chet Cross	61,136	-	-	20,152	81,288	< 1%	-	81,288
James Crownover	43,571	4,753	-	-	48,324	< 1%	3,636	51,960
Robert Dover	39,047	-	-	-	39,047	< 1%	-	39,047
Billie Flaherty	46,733	-	-	15,114	61,847	< 1%	-	61,847
Stephen Forsyth	170,169	-	-	251,802	421,971	< 1%	-	421,971
Jonathan Foster	23,438	12,639	-	-	36,077	< 1%	3,809	39,886
Simon Medley	14,744			10,512	25,256	< 1%		25,256
Craig Rogerson	275,525	-	-	326,094	601,619	< 1%	-	601,619
John Wulff	35,781	5,852	-	-	41,633	< 1%	18,253	59,886

All directors and executive officers as a group (16 persons)	952,901	23,244	-	676,863	1,653,008	2.54%	25,698	1,678,706

(1)
Represents shares beneficially owned on March 1, 2016, excluding shares deliverable under deferral programs, shares receivable upon vesting of RSUs and shares which may be acquired through exercise of stock options, in each case within 60 days of March 1, 2016.

(2)
Represents shares of common stock that have been deferred under Chemtura's non-employee directors deferral programs and may become deliverable within 60 days of March 1, 2016. These deferred shares have no voting rights and are not subject to forfeiture. For additional information, refer to Directors Deferral Plan on page 16.

(3)
Represents restricted stock units that will vest within 60 days of March 1, 2016.

(4)
Represents options that were exercisable on March 1, 2016 and options that become exercisable within 60 days of March 1, 2016.

(5)
Represents shares of common stock that have been deferred under Chemtura's non-employee directors deferral programs and may become deliverable more than 60 days after March 1, 2016. These deferred shares have no voting rights and are not subject to forfeiture. For additional information, refer to Directors Deferral Plan on page 16.

(6)
Includes 55,000 shares held by trusts for the benefit of family members of Mr. Benjamin. Beneficial ownership of these shares is disclaimed by Mr. Benjamin.

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Section 16(a) Beneficial Ownership Reporting Compliance

Under SEC rules, our directors, executive officers and holders of more than 10% of our stock, if any, are required to file with the SEC reports of holdings and changes in beneficial ownership of our stock. We have reviewed copies of these SEC reports as well as other records and information. Based on that review, we believe that all reports were filed in a timely manner during 2015.

Equity Compensation Plan Information

The following table provides information about shares of Chemtura's common stock that may be issued upon the exercise of options, warrants and rights under our equity compensation plans as of December 31, 2015:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities for future issuance under equity compen- sation plans (excluding securities reflected in second column)

Equity compensation plans approved by the Bankruptcy Court, including the LTIP	0.9 million	$17.38	4.3 million

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Audit Committee

Audit Committee Report

The Audit Committee has reviewed and discussed with management the audited financial statements of Chemtura for the year ended December 31, 2015 (the "Audited Financial Statements"), management's assessment of the effectiveness of Chemtura's internal control over financial reporting, and the independent auditors' evaluation of Chemtura's system of internal control over financial reporting. In addition, the Audit Committee has discussed with KPMG LLP, which reports directly to the Audit Committee, the matters that independent registered public accounting firms must communicate to audit committees under applicable Public Company Accounting Oversight Board ("PCAOB") standards.

The Audit Committee has discussed with KPMG LLP its independence from Chemtura, including the matters contained in the written disclosures and letter required by applicable requirements of the PCAOB regarding independent registered public accounting firms' communications with audit committees about independence. The Audit Committee also has discussed with management of Chemtura and KPMG LLP such other matters and received such assurances from them as it deemed appropriate. The Audit Committee considered whether rendering of non-audit services by KPMG LLP to Chemtura is compatible with maintaining the independence of KPMG LLP from Chemtura.

Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Audited Financial Statements be included in Chemtura's Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the SEC.

                                    The Audit Committee of the Board of Directors

                                    John K. Wulff (Chair)
                                    Jeffery D. Benjamin
                                    Timothy J. Bernlohr
                                    Robert A. Dover

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Independent Registered Public Accounting Firm Fees for 2015 and 2014

Our independent registered public accounting firm for the calendar years ended December 31, 2015 and December 31, 2014 was KPMG LLP ("KPMG"). The aggregate fees billed by KPMG in 2015 and 2014 were as follows:

		Amount Billed

	Description of Professional Services	2015 ($ million)	2014 ($ million)

Audit Fees	Audit fees consist of fees associated with the annual integrated audit of our consolidated financial statements and internal control over financial reporting included in our Form 10-K, the reviews of our quarterly consolidated financial statements included in our Forms 10-Q and statutory audits required in certain foreign jurisdictions and services that generally only its independent registered public accounting firm reasonably can provide, such as comfort letters, consents and assistance with and review of documents filed with the SEC.	2.5	3.3
Audit-Related Fees	Audit-related fees consist of assurance and related services that traditionally are performed by the independent accountant. In 2015 and 2014, audit-related fees included fees related to due diligence, carve-out audits related to divestitures, and comfort letters.	0.2	1.2
Tax Fees	Tax fees consist of fees related to federal, state and local tax compliance, tax advice concerning acquisitions, divestitures and other transactions, preparation of various tax returns, as well as domestic and international tax planning. In 2015 these included fees associated with a U.S. tax credit study.	0.9	1.2
All Other Fees	In 2015 and 2014 there were no 'other fees' incurred.	-	-

Total Fees		3.6	5.7

The Audit Committee has considered whether KPMG's provision of non-audit services is compatible with KPMG's independence and determined that KPMG's independence is not compromised by providing such services.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

In accordance with the Audit Committee's charter, all services provided by KPMG must be approved by the Audit Committee. The Audit Committee has adopted a policy to annually pre-approve audit and permissible non-audit services provided by KPMG. This was done in 2015 based upon the audit and permissible non-audit services anticipated to be required for the year. Additional unforeseen or unexpected audit or permissible non-audit services to be performed by KPMG must be approved by the Audit Committee. However, the Audit Committee has delegated to its chair (and to such other members of the Audit Committee as the chair may designate) authority to review and, if appropriate, approve in advance any request for KPMG to provide additional audit or permissible non-audit services up to $100,000. Any such approval of additional services will be presented to the full Audit Committee for informational purposes at its next regularly held meeting. All audit and permissible non-audit services performed by KPMG during fiscal years 2015 and 2014 were approved by the Audit Committee in accordance with the established policies.

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Advisory Resolution to Approve Executive Compensation	(Proposal No. 2)

SEC rules enable our shareholders to vote to approve, on an advisory non-binding basis, the compensation of our named executive officers as disclosed in this Proxy Statement. These rules also enable our shareholders to indicate how frequently we should seek an advisory resolution to approve the compensation of our named executive officers. At the 2011 Annual Meeting our Board of Directors recommended, and our shareholders approved, a proposal that we seek an annual advisory vote on executive compensation. Accordingly, shareholders may approve, on an advisory non-binding basis, the compensation of our named executive officers as disclosed in this Proxy Statement.

As described above in the Compensation Discussion and Analysis on pages 19 to 33, the Compensation & Governance Committee (the "Committee") has established a compensation program for our named executive officers going forward. We believe that this program is reasonable and appropriate based upon the factors noted in the Committee's report, considering in particular:

■
financial and strategic achievements of Chemtura during the past fiscal year;

■
performance on various metrics underlying our incentive programs, and other metrics we focus on in evaluating Company achievements;

■
total returns realized by shareholders since our emergence from Chapter 11 and over the past fiscal years; and

■
adherence to core principles established by the Committee, including pay-for performance, alignment of executive incentives with shareholder interests, market competitiveness and discouragement of excessive risk taking.

Shareholders are referred to the more detailed information set out in the Compensation & Governance Committee Report, including the Executive Summary commencing on page 20 for a description of these considerations.

For these reasons we are asking our shareholders to indicate their support for our named executive officer compensation as described in this Proxy Statement by voting "FOR" the following resolution. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement.

    "RESOLVED, that Chemtura Corporation's shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in Chemtura Corporation's Proxy Statement for the 2016 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure."

This vote is advisory, and therefore not binding on Chemtura, our Board of Directors or the Committee. Our Board of Directors and the Committee value the opinions of our shareholders and, to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider such shareholders' concerns and the Committee will evaluate whether any actions are necessary to better understand and address those concerns.

        The Board of Directors unanimously recommends a vote for this proposal.

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Ratification of Selection of Independent Registered Public Accounting Firm	(Proposal No. 3)

The Audit Committee has selected KPMG LLP, an independent registered public accounting firm, to serve as our independent registered public accounting firm for 2016. KPMG LLP served in this capacity in 2015. As a matter of good corporate governance, the Audit Committee submits its selection of our independent registered public accounting firm to our shareholders for ratification. If the shareholders fail to ratify the selection, the Audit Committee will review its future selection of an independent auditor in light of that result. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during fiscal 2016 if it determines that such a change would be in the best interests of the Company and our shareholders.

For additional information concerning the Audit Committee and its activities with KPMG LLP, see Audit Committee on page 47. Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

        The Board of Directors unanimously recommends a vote for this proposal.

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Other Matters

Shareholder Proposals for Inclusion in Chemtura's 2017 Proxy Statement

In order to be considered for inclusion in our 2017 Proxy Statement, shareholder proposals must comply with the SEC's Rule 14a-8 regarding the inclusion of shareholder proposals in Company-sponsored proxy materials and must be submitted in writing to: Chemtura Corporation, 199 Benson Road, Middlebury, CT 06749, Attention: Corporate Secretary. Proposals must be received on or prior to Friday, December 2, 2016.

Shareholder Proposals not Included in Proxy Statement

Our Bylaws require that any shareholders who intend to present an item of business, including nominees for candidates for election as directors, at the 2017 Annual Meeting (other than a shareholder proposal submitted for inclusion in our 2017 Proxy Statement) must provide notice of such business to the Office of the Corporate Secretary at the address above between the close of business Thursday, January 5, 2017 and the close of business on Saturday, February 4, 2017. Proposals should include the information set forth in our Bylaws, which are posted on our web site at www.chemtura.com.

Nominations for Individuals to Serve as Director

The Compensation & Governance Committee will consider qualified candidates recommended by shareholders for Board membership in accordance with the procedure set forth in Chemtura's Bylaws. For a nomination to be properly made by any shareholder and be considered for recommendation by the Board to the shareholders and included in our Proxy Statement for an annual meeting, written notice of such shareholder's nomination must be given, either by personal delivery or by registered or certified United States mail, postage prepaid, to the Secretary of Chemtura (and must be received by the Secretary) not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year's annual meeting, provided that the annual meeting is no more than 30 days before or 70 days after such anniversary date. Assuming that our 2017 Annual Meeting is held on schedule, to be timely, a shareholder's notice must be delivered and received by Chemtura between the close of business Thursday, January 5, 2017 and the close of business Saturday, February 4, 2017. However, if the number of directors to be elected to the Board at an annual meeting is increased and there is no public announcement by Chemtura naming the nominees for the additional directorships at least 100 days prior to the first anniversary of the preceding year's annual meeting, a shareholder's notice will also be considered timely, but only with respect to nominees for the additional directorships, if it is delivered to the secretary at the principal executive offices of Chemtura not later than the close of business on the tenth day following the day on which such public announcement is first made by Chemtura. Shareholders should refer to Chemtura's Bylaws for a complete description of requirements for such notice. Such notice should set forth all of the information required by Article II, Section 11 of our Bylaws. The Committee evaluates director nominees recommended by shareholders in the same manner in which it evaluates other director nominees.

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Basic Earnings Per Share	Appendix A

Basic Earnings Per Share, as used in this Proxy Statement and our Management Incentive Plan ("MIP"), is a financial measure that is not calculated or presented in accordance with generally accepted accounting principles ("GAAP"). While we believe that this measure is useful in evaluating our performance and for purposes of determining annual cash incentives under the MIP, investors should not consider it to be a substitute for financial measures prepared in accordance with GAAP. In addition, this financial measure may differ from similarly titled financial measures used by other companies and does not provide a comparable view of our performance relative to other companies in similar industries.

As used in this Proxy Statement and the MIP, Basic Earnings Per Share is defined as Consolidated Net Earnings divided by the basic weighted average shares of Chemtura common stock outstanding for the calendar year. Consolidated Net Earnings is adjusted to exclude certain expenses, gains and losses that may not be indicative of the performance of our core operations, including other discretionary adjustments as allowed by our compensation plan and approved by our Compensation and Governance Committee.

The table below shows for 2015 the reconciliation of our GAAP basic earnings per share as reported in our 2015 Form 10-K to Basic Earnings Earnings Per Share used in our MIP calculation.

(In millions $)	2015

GAAP basic earnings per share	$2.01
Less: Certain adjustment items per share primarily related to the after-tax value of below market contract obligations, loss on sale of business, facility closures, severance and related costs and certain tax expense or benefit not related to pre-tax income	(0.40)

Basic Earnings Per Share	$1.61

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Consolidated Abbreviated Free Cash Flow	Appendix B

Consolidated Abbreviated Free Cash Flow is a financial measure that is not calculated or presented in accordance with generally accepted accounting principles ("GAAP"). While we believe that this measure is useful in evaluating our performance for purposes of determining annual cash incentives under our MIP, investors should not consider it to be a substitute for financial measures prepared in accordance with GAAP. In addition, this financial measure may differ from similarly titled financial measures used by other companies and does not provide a comparable view of our performance relative to other companies in similar industries.

As used in the MIP, Consolidated Abbreviated Free Cash Flow consists of Adjusted EBITDA (a non-GAAP performance measure that we reported in our 2015 Form 10-K), less increases (or plus reductions) in Net Working Capital, less Investments for the year. Net Working Capital is calculated as the change in account receivables, inventory and accounts payable from December 31, 2014 to December 31, 2015. Investments are calculated as capital expenditures and investments in intangible assets made in 2015. Net Working Capital and Investments are each measured in a manner consistent with the methods used to compute their values in the preparation of the Statement of Cash Flows included in our 2015 Annual Report on Form 10-K in accordance with US GAAP.

The table below shows for 2015 a computation and reconciliation of Adjusted EBITDA as defined in our 2015 Form 10-K to Consolidated Abbreviated Free Cash Flow.

(In millions $)	2015

Adjusted EBITDA	$237
Net Working Capital:
Change in Accounts Receivable	24
Change in Inventory	(5)
Change in Accounts Payable	(18)
Capital Expenditures	(80)

Consolidated Abbreviated Free Cash Flow	$158

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Corporate Headquarters
1818 Market Street, Suite 3700
Philadelphia, Pennsylvania 19103

 North American Headquarters
199 Benson Road
Middlebury, Connecticut 06749

 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern CHEMTURA CORPORATION.Time the day before the cut-off date or meeting date. Have 199 BENSON ROADyour proxy card in hand when you access the web site and MIDDLEBURY, CT 06749follow the instructions to obtain your records and to create an electronic voting instruction form. Electronic Delivery of Future PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE ORKEEP THIS PORTION FOR YOUR RECORDS BLACK INK AS FOLLOWS: THIS PROXY CARD IS VALID ONLY WHENDETACH AND RETURN THIS PORTION ONLY SIGNED AND DATED The Board of Directors recommends you vote FOR each of the nominees for director in Proposal 1: 1. Election of Directors NomineesForAgainstAbstain 01 Jeffrey D. Benjamin 02 Timothy J. Bernlohr 03 Anna C. Catalano 04 James W. Crownover05 Robert A. Dover06 Jonathan F. Foster07 Craig A. Rogerson08 John K. Wulff

public accounting firm for the fiscal year ending December 31, 2016. The Board of Directors recommends you vote FOR proposals 2 and 3:ForAgainstAbstain 2. Advisory resolution to approve executive compensation.  3. Ratification of the selection of KPMG LLP as our independent registered  NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX]DateSignature (Joint Owners)Date CHEMTURA CORPORATION Annual Meeting of Shareholders May 5, 2016 8:30 a.m.EDT This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) Timothy J. Bernlohr and Jeffrey D. Benjamin, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of CHEMTURA CORPORATION that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholder(s) to be held at 8:30 a.m., EDT on May 5, 2016, at the Pyramid Club, 1735 Market Street, Philadelphia, PA 19103, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting The Annual Report, Notice & Proxy Statement are available at www.proxyvote.com.